EQUIPMENT PURCHASE

                              DEFINITIVE AGREEMENT



                                 By and Between


                                 Teligent, Inc.


                                       And


                            Hughes Networks Systems,

                          A Hughes Electronics Company


                                December 18, 1998



                                  Confidential

                                    Contents
                                                                      Page

    Article 1 - Scope Of Agreement                                          1
           1.1  Deliverables                                                1
           1.2  Funding Development of Deliverables                         1
           1.3  Extension to Affiliates and Strategic Partners              2
           1.4  Defined Terms                                               3
           1.5  Term of Agreement                                           3
    Article 2 - Deliverables                                                3
           2.1  Product Development, Services and Support                   3
           2.2  Supply of Deliverables                                      3
    Article 3 - Prices for Deliverables                                     3
           3.1  Unit Price and Purchase Price                               3
           3.2  Firm Unit Prices Over Term                                  4
           3.3  Purchase Price Adjustments to Unit Prices                   4
           3.4  "Shortfall Payment" and "True-Up" at end of Term            4
           3.5  [redacted]                                                  5
           3.6  Most Favored Customer                                       6
           3.7  Other Goods and Services                                    6
           3.8  Freight and Other Charges and Fees                          6
    Article 4 - Ordering, Forecasting, Delivery, Re-Scheduling, and Changes 7
           4.1  Purchase Orders                                             7
           4.2  Forecasting and Scheduling of Orders                        7
           4.3  Standard Delivery Intervals                                 7
           4.4  TELIGENT's Right to Re-Schedule                             8
           4.5  TELIGENT's Right to Change Work                             8
    Article 5 - Responsibilities and Obligations of the Parties             8
           5.1  Responsibility Matrix                                       8
           5.2  Obligations of TELIGENT                                     8
           5.3  Obligations of HUGHES                                       9
           5.4  Appointment of Program Directors and Managers               11
           5.5  On-Site Support                                             11
           5.6  On-Call Service and Support                                 11
           5.7  Developmental Conferences                                   12
           5.8  Costs                                                       12
    Article 6 - HUGHES' Representations, Warranties and Covenents           12
           6.1  HUGHES Acquainted With Details                              12
           6.2  New Equipment                                               12
           6.3  Compliance of Equipment                                     12
           6.4  Compatibility                                               13
           6.5  Quality                                                     13
           6.6  Performance                                                 13


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

           6.7  "Swap" Repair Turn-Around                                   15
           6.8  Repairs                                                     15
           6.9  Availability                                                15
           6.10 Covenant to [redacted]                                      15
           6.11 Covenant Not to Discontinue Production and Support          16
           6.12 HUGHES' Right-to-Use IPR                                    17
           6.13 Limitation of Warranty                                      17
    Article 7 - Software                                                    17
           7.1  Software License and Right-to-Use                           17
           7.2  Long-Term Support                                           17
    Article 8 - Factory Examination, Inspection and Tests                   17
           8.1  Examination and Inspection                                  17
           8.2  Extension to Sub-Orders                                     17
           8.3  Right To Witness and/or Conduct Tests                       18
           8.4  Tests and Inspections Subject to Non-Disclosure Agreement   18
           8.5  Advance Notice of HUGHES' Tests                             18
    Article 9 - Delivery and Acceptance                                     18
           9.1  Responsibility For Incorrect Delivery                       18
           9.2  Date Available                                              18
           9.3  Conveyance of Title                                         18
           9.4  Acceptance Test Procedures                                  19
           9.5  Partial Deliveries                                          20
    Article 10 - Invoices and Payment                                       20
           10.1 Invoicing Schedule                                          20
           10.2 Payment Due Date                                            21
           10.3 Interest Assessment and Fee                                 21
           10.4 General                                                     21
    Article 11 - Interfaces                                                 21
           11.1 Industry Standard Interfaces                                21
           11.2 General Integration Support for Non-Standard Interfaces     22
           11.3 POTS Capability                                             22
           11.4 Interconnection With Third-Party Equipment                  22
    Article 12 - Remedies [redacted]                                        22
           12.1 Late Acceptance of First Market Deliverables                22
           12.2 Delay in Delivery or Acceptance of Extension Deliverables   23
           12.3 Failure to Meet Availability Warranty                       23
           12.4 [redacted]                                                  23
           12.5 Warranty Cure                                               23
           12.6 General Limitation of Liability                             24
           12.7 Availability of Other Remedies                              24
    Article 13 - Indemnity; Insurance                                       24
           13.1 General Indemnity by HUGHES                                 24
           13.2 Patent And Copyright Indemnity                              25

           13.3 Demonstration of Insurance                                  26
    Article 14 - Force Majeure                                              26
           14.1 Extension of Time                                           26
           14.2 Definition of Force Majeure                                 26
           14.3 Actions Not Force Majeure                                   27
           14.4 Notice Required                                             27
    Article 15 - Jointly Developed Intellectual Property                    27
           15.1 Sole Inventions                                             27
           15.2 Joint Inventions                                            27
    Article 16 - Confidentiality                                            28
           16.1 Survival and Incorporation of Revised Non-Disclosure
             Agreement                                                      28
           16.2 TELIGENT Materials Remain Property of TELIGENT              29
           16.3 HUGHES Materials Remain Property of HUGHES                  29
    Article 17 - Termination for Cause                                      29
           17.1 Termination by TELIGENT                                     29
           17.2 Termination by HUGHES                                       30
    Article 18 - Termination for Convenience                                30
           18.1 Termination By Notice                                       30
           18.2 Settlement In Event of Termination for Convenience          30
           18.3 Adjustment For Deliverables Not Delivered                   30
    Article 19 - Miscellaneous                                              31
           19.1 Waiver                                                      31
           19.2 Severability                                                31
           19.3 Headings and Captions                                       31
           19.4 Counterparts                                                31
           19.5 Applicable Law                                              31
           19.6 Assignment                                                  31
           19.7 Notices                                                     32
           19.8 Public Disclosure                                           33
           19.9 Survival of Terms                                           33
           19.10    Entire Agreement                                        33

    Exhibit A - Definitions                                                 35

    ATTACHMENT 1 - PRODUCT PLAN AND PRICES
    ATTACHMENT 2 - CRITICAL PRODUCT REQUIREMENTS DEVELOPMENT SCHEDULE ATTACHMENT 3 - MAINTENANCE AGREEMENT
    ATTACHMENT 4 - RESPONSIBILITY MATRIX
    ATTACHMENT 5 - ACCEPTANCE TEST PROCEDURES
    ATTACHMENT 6 - SAMPLE PURCHASE ORDER
    ATTACHMENT 7 - HUGHES QUALITY MANAGEMENT SYSTEM

This PURCHASE AGREEMENT ("Agreement") is entered into on December 18, 1998 by and between Teligent, Inc., a Delaware corporation having its principal place of business at 8065 Leesburg Pike, Vienna, VA 22182 ("TELIGENT") and Hughes Network Systems, a Hughes Electronics Company, having its principal place of business at 11717 Exploration Lane, Germantown, MD 20876 ("HUGHES").

                                    Whereas,

HUGHES designs, manufactures, sells, installs, maintains and otherwise supports certain equipment, hardware, software and other goods used in, and renders certain other services associated with, the operation of point-to-multipoint systems; and

TELIGENT operates and holds licenses to operate such systems in a variety of locations in the United States and may seek to obtain similar licenses in the United States and various other countries; and

Pursuant to the terms and conditions set forth herein, TELIGENT desires to purchase, and HUGHES desires to sell, the goods and render the services as set forth in this Agreement and in the Attachments hereto which are specifically incorporated herein and made a part hereof by reference.

NOW, THEREFORE, in consideration of the mutual obligations herein contained, the Parties agree as follows:


                         Article 1 - Scope Of Agreement

1.1  Deliverables.

The terms and conditions established in this Agreement cover the purchase from HUGHES of certain goods as specified herein (which may include, but are not limited to, equipment, components thereof and drawings, documents and manuals associated therewith, hardware and software (collectively, the "Goods")) and services (which may include, but are not limited to, installation, maintenance and support of the goods purchased, engineering services and the training of TELIGENT personnel (collectively, the "Services")) for incorporation in or use in conjunction with TELIGENT's operations (hereinafter such Goods and Services collectively referred to as the "Deliverables").

1.2  Funding Development of Deliverables.

The Parties acknowledge that TELIGENT has paid [redacted] to HUGHES for the express purpose of supporting HUGHES' timely development of the Deliverables (said payment referred to herein as the "Developmental Funding"). The

Developmental Funding shall be credited in full against HUGHES' first invoices to TELIGENT for Deliverables, and TELIGENT hereby acknowledges that such Developmental Funding does not entitle TELIGENT to any intellectual property rights not provided for herein.

Subject to the allowance of a grace period as set forth in Article 12.1(b), in the event that HUGHES fails to provide Generally Available Release 1.0 Deliverables on or before [redacted], and such failure is not excused by Force Majeure pursuant to Article 14 hereof or Termination for Convenience by TELIGENT pursuant to Article 18 hereof, HUGHES shall immediately (and in no event later than [redacted] or, in the event of the allowance of a grace period pursuant to
Article 12.1 (b), [redacted]) return the Developmental Funding to TELIGENT.

Anything in the foregoing to the contrary notwithstanding, at TELIGENT's option the terms and conditions of this Agreement shall continue and remain in full force for the remainder of the Term hereof.

1.3  Extension to Affiliates and Strategic Partners.

(a) Upon the express written permission of TELIGENT, United States Affiliates of TELIGENT are entitled to purchase Deliverables at the prices provided in this Agreement and under the same terms and conditions, so long as such Affiliates maintain the same creditworthiness as TELIGENT, as determined in HUGHES' reasonable discretion. If an entity qualifies as both an Affiliate of TELIGENT and as a Strategic Partner, it shall be accorded the status of Affiliate for the purpose of purchases under, and the other terms and conditions of, this Agreement.

(b) Upon the express written permission of TELIGENT, non-United States Affiliates and all Strategic Partners of TELIGENT are entitled to purchase Deliverables at the prices provided in this Agreement and upon reasonably similar terms and conditions, provided that: (1) such entities are not resellers
                              -------------
of HUGHES Deliverables; (2) TELIGENT does not make a profit through marked-up resale from such sales; and (3) such entities have and maintain equal or greater creditworthiness to that of TELIGENT, in HUGHES' reasonable discretion.

(c) TELIGENT, on behalf of its Affiliates and Strategic Partners, understands and agrees further that: (i) Services pricing is not included in such Deliverables; and (ii) HUGHES may reasonably adjust, as a direct and reasonable result of costs actually incurred by HUGHES, the prices of Deliverables sold to Affiliates and Strategic Partners that are non-United States-based or sold to TELIGENT, an Affiliate or Strategic Partner for use outside of the United States for (A) country risks (e.g., currency, political, judicial), if reasonably applicable; (B) product adaptations (e.g., frequency bands, channelization, signaling requirements, country homologation and regulatory constraints), if applicable; (C) existing Most Favored Customer clauses with other non-United

States-based HUGHES customers; and (D) other exceptional costs beyond those incurred by HUGHES in selling Deliverables to TELIGENT in the U.S. Adjustments made by HUGHES pursuant to this Article 1.3(c) shall conform to the requirements of Article 3.6.

(d) All equipment purchased by Affiliates and Strategic Partners shall be credited to TELIGENT for the purpose of calculating TELIGENT's Actual Volume of purchases, as defined in Article 3.

(e) HUGHES may, but shall not be obligated to, finance the purchases of TELIGENT, any Affiliate, or Strategic Partner.

(f) All Deliverables purchased by TELIGENT pursuant to this Agreement may be transferred by TELIGENT, either by sale, lease, assignment, or otherwise, to any of its subsidiaries or Affiliates; provided, however, that, in the event of such transfer, TELIGENT agrees to remain bound by and subject to the terms of this Agreement, and provided further that if such sale, lease or assignment is to a non-U.S. based entity or if the Deliverables are sold, leased or assigned for deployment outside of the U.S., HUGHES reserves the right to make reasonable adjustments, as a direct and reasonable result of costs actually incurred by HUGHES, to the prices of the applicable Deliverables for applicable corresponding cost increases.

1.4  Defined Terms.

Capitalized terms shall have the meaning set forth (in order of precedence, in the case of any inconsistency):

     (i) in the context of this document, including definitions in parentheses,

     (ii)in Exhibit A, Definitions, or

     (iii) as commonly understood within the telecommunications industry.


1.5  Term of Agreement.

This Agreement shall be effective for a period of five (5) years (the "Term") from the effective date stated in the first sentence of this Agreement, unless otherwise extended or terminated hereof in accordance with the terms hereof.

                            Article 2 - Deliverables

2.1  Product Development, Services and Support.

The Product Plan, Attachment 1 hereto, describes the specific Deliverables which HUGHES will make available on or before specified dates for purchase by TELIGENT under this Agreement. HUGHES will supply the Deliverables as described in Attachment 1, and shall do so in conformance with the Critical Product Requirements Development Schedule set forth as Attachment 2 hereto. HUGHES will support the Deliverables according to the Maintenance Agreement set forth as Attachment 3 hereto.

The Parties shall perform their respective operational duties hereunder as described in the Responsibility Matrix set forth as Attachment 4 hereto. Certain related services not included herein, including installation and system integration, will be offered as optional services by HUGHES at ordinary and reasonable prices to be negotiated by the Parties. All Deliverables will conform fully to the Specifications contained in this Agreement, including the Attachments hereto, as the same may be modified from time to time by mutual agreement of the Parties.

2.2  Supply of Deliverables.

(a) Deliverables shall be supplied as set forth in Article 4.

(b) Until Acceptance of the First Market Deliverables has been achieved, TELIGENT will agree to limit its purchases of Deliverables other than those related to the First Market to [redacted] or such other amount to which the Parties may mutually agree.

                       Article 3 - Prices for Deliverables

3.1  Unit Price and Purchase Price.

Attachment 1 sets forth the Unit Prices at which HUGHES makes the listed Deliverables available to TELIGENT. The actual purchase prices paid by TELIGENT shall be the Unit Prices as such prices may be adjusted pursuant to Article 3.3 below.

3.2  Firm Unit Prices Over Term.

The Unit Prices stated in Attachment 1 are the firm Unit Prices HUGHES will charge TELIGENT for the Deliverables during the term of this Agreement, provided that there are no material changes to the terms and conditions hereof. The Unit Prices shall be adjusted as provided for in this Article 3.

3.3  Purchase Price Adjustments to Unit Prices.

(a) The following schedule of adjustments will apply to the Unit Prices, based upon TELIGENT's projected purchase volume over the Term (the "Purchase Commitment"). This Unit Price Adjustment Schedule will apply to all purchases of


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

hardware and software Deliverables ("Covered Purchases"), beginning with the first purchase by TELIGENT, but shall not apply to the purchase of Services.

------------------------------------------------------------------------------
              Unit Price Adjustment Schedule for Covered Purchases
------------------------------------------------------------------------------
---------------------------------------------------|--------------------------
                                                   |
Cumulative Purchases Over Term                     | Adjustment To Unit Prices
                                                   |  (shown in Attachment 1)
---------------------------------------------------|--------------------------
From $0 to and including [redacted] million        |      [redacted]
---------------------------------------------------|--------------------------
Greater than [redacted] million to and including   |      [redacted]
[redacted] million                                 |
---------------------------------------------------|--------------------------
Greater than [redacted] million to and including   |      [redacted]
[redacted] million                                 |
---------------------------------------------------|--------------------------
Greater than [redacted] million to and including   |      [redacted]
[redacted] million                                 |
---------------------------------------------------|--------------------------
Greater than [redacted] million to and including   |      [redacted]
[redacted] million                                 |
---------------------------------------------------|--------------------------
Greater than [redacted] million to and including   |      [redacted]
  $250 million                                     |
---------------------------------------------------|--------------------------
Greater than $250 million                          |      [redacted]
                                                   |

(b) TELIGENT's Purchase Commitment is Two Hundred and Fifty-Five Million Dollars ($255,000,000). TELIGENT shall provide HUGHES with a pro forma forecast for the term of this Agreement at the time of execution of this Agreement. The Parties accordingly agree that, subject to Article 3.3(c) below, all purchase prices for Covered Purchases shall therefore reflect a [redacted] percent [redacted] discount from the Unit Prices set forth in Attachment 1.

(c) The Parties will meet within [redacted] days of the end of the [redacted] year after the execution of this Agreement to determine whether or not TELIGENT's Purchase Commitment should be re-stated based upon actual purchases made and orders placed by the end of such [redacted] year, and, if so, whether a different adjustment to the Unit Prices according to the schedule above should be made on a going-forward basis for the remainder of the Term.

3.4  "Shortfall Payment" and "True-Up" at End of Term.

(a) If TELIGENT's actual purchase volume of Deliverables, including (i) any unused credits due to TELIGENT and (ii) any adjustments pursuant to Article 3.5 below (the "Actual Volume") at the end of the Term is less than [redacted], TELIGENT shall pay to HUGHES [redacted], said payment hereinafter being referred to as the "Shortfall Payment," no later than thirty (30) days after the end of the Term.

(b) In addition to the Shortfall Payment, if TELIGENT's Actual Volume is less than the Purchase Commitment at the end of the Term, TELIGENT will make a "True-Up" Payment to HUGHES in an amount equal to the difference between the actual price of purchased Deliverables and the price of such Deliverables re-computed using the lesser discount applicable to the Actual Volume as shown in the schedule above, no later than thirty (30) days after the end of the Term.

         For example:

         Purchase Commitment:  $255,000,000

         Actual Volume At End of Year 5: [redacted]

         True-Up Payment: TELIGENT owes HUGHES the difference between the price of Deliverables Purchased with [redacted] Premium (based on [redacted] Actual Volume) less the price of Deliverables Purchased with [redacted] Discount ($255,000,000 Actual Volume).

         In order to obtain the True-Up Payment, HUGHES would multiply the Actual Volume purchased [redacted] multiplied by [redacted], or [redacted], and subtract the [redacted] paid to date.
         The True-Up Payment would equal [redacted].

(c) If, as a result of Section 3.3 the unit prices are adjusted following the end of the third year of this Agreement, and TELIGENT's Actual Volume exceeds the restated Purchase Commitment at the end of the Term to an extent which would have entitled TELIGENT to a greater discount over the Term, HUGHES will make a payment to TELIGENT equivalent to [redacted] (including any unused credits due TELIGENT) [redacted] re-computed using the formula set forth in Section 3.3 hereof.

(d) The "True-Up" Payment and/or the Shortfall Payment, if applicable, shall be HUGHES' exclusive remedy in the event that TELIGENT's Actual Volume falls short of the Purchase Commitment.

(e) Anything in the foregoing to the contrary notwithstanding, in the event that the Actual Volume is less than (i) [redacted] or (ii) the amount of the Purchase Commitment at the end of the Term, in either case due to either (A) Force Majeure pursuant to Article 14 hereof, or (B) Termination for Cause by TELIGENT pursuant to Article 17.1 hereof, TELIGENT shall have no liability to HUGHES for, and shall not be obligated to pay, the Shortfall Payment or the "True-Up" Payment, respectively.

3.5  [redacted].

3.6  Most Favored Customer.

After Acceptance of the First Market Deliverables hereunder, sales of all Deliverables ordered hereunder (including the First Market Deliverables if Accepted) will be on terms at least as favorable as those offered to any HUGHES customer for the same or substantially similar equipment, software and services (based on similar terms and conditions taken as a whole). Verification of this commitment shall be subject to confidential audit at TELIGENT's expense by an independent accounting firm of TELIGENT's choice, subject to HUGHES' approval, such approval not to be unreasonably withheld, conducted no more frequently than once in any 12- month period.

If TELIGENT becomes aware through such audit procedure or by other verifiable means that the pricing of Deliverables does not give TELIGENT Most Favored Customer ("MFC") protection, HUGHES will lower its Unit Prices to TELIGENT for Deliverables ordered thereafter as necessary to provide TELIGENT MFC protection and rebate to TELIGENT [redacted] of the difference between the MFC-protected price and the price TELIGENT actually paid, in addition to reimbursing TELIGENT for all costs associated with the audit or investigation which uncovered such price discrepancy.

If, on its own initiative and prior to receiving any notice of audit, HUGHES notifies TELIGENT that TELIGENT is entitled to reduced prices for previously-procured Deliverables under this Article prior to or in the absence of the conduct of an audit, TELIGENT shall receive [redacted] in past prices paid. In the event that HUGHES is required to provide a rebate to TELIGENT as a result of an audit requested by TELIGENT as set forth in this section, TELIGENT shall receive from HUGHES an amount equal to [redacted] paid by TELIGENT to auditors in order to retain such auditors.

3.7  Other Goods and Services.

Goods and Services not listed or otherwise described in this Agreement or the Attachments hereto also may become Deliverables under this Agreement. Such Goods or Services shall become Deliverables upon the issuance by TELIGENT of one or more Purchase Orders therefor, and the acceptance by HUGHES thereof. For Goods and Services that are not listed in the Attachments hereto or presently contemplated by the Parties hereunder but which become Deliverables under this Agreement, the prices listed in the Purchase Order(s) accepted by HUGHES for those goods or services shall constitute the contract price, adjusted, as applicable, in accordance with this Agreement. The provisions of Article 3.6 shall apply thereto.

3.8  Freight and Other Charges and Fees.


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

HUGHES' quoted prices are exclusive of all applicable freight charges or other fees, taxes and duties. TELIGENT shall be responsible to pay all such reasonable charges, fees, taxes and duties which are actually incurred by HUGHES in the performance of its obligations under this Agreement. HUGHES agrees that such charges, fees, taxes and duties shall not be subject to mark-up, and that TELIGENT shall not be responsible for paying any additional handling or miscellaneous charges and/or any withholding taxes or income taxes of HUGHES.

     Article 4 - Ordering, Forecasting, Delivery, Re-Scheduling, and Changes

4.1  Purchase Orders.

(a) A Good or Service listed or described in this Agreement or in the Attachments hereto becomes a Deliverable under this Agreement only upon the issuance by TELIGENT of a Purchase Order for the Good or Service. TELIGENT may issue one or more Purchase Orders for such goods or services, in such quantities and at such times as it, in its sole discretion, may elect, subject to the provisions of this Article 4. Purchase Orders shall include quantities to be purchased by line item (as set forth in Attachment 6), and shall also include the requested date of delivery.

Purchase orders may be issued by facsimile or U.S. or express delivery, or, upon mutual agreement of the Parties, via electronic data interchange. HUGHES shall accept or reject a Purchase Order in writing within five (5) business days after issuance by TELIGENT. In the event that HUGHES does not so accept or reject, TELIGENT shall have the right to escalate the Purchase Order from the Program Manager to a Vice President or the General Manager of the Wireless Networks Division of HUGHES. If HUGHES does not respond to the Purchase Order within fifteen (15) days, the Purchase Order shall be deemed to be rejected.

(b) Purchase Orders shall conform to the Sample Purchase Order shown in Attachment 6 hereto. All data sheets, drawings, specifications, conditions or other documents attached to or included by reference in a Purchase Order are integral parts thereof, as are the terms of this Agreement. In the event that the terms of the Purchase Order and this Agreement conflict, the terms of this Agreement shall govern.

4.2  Forecasting and Scheduling of Orders.

No later than six (6) months after the execution of this Agreement, TELIGENT will provide a rolling forecast of its equipment purchases covering the first four quarters of delivery under the Agreement. The rolling forecast will be updated quarterly. For the first quarter of deliveries, the forecast delivered six (6) months before the commencement of such quarter shall be binding. Each


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

succeeding forecast shall provide a forecast for the 12-month period beginning 3 months after the delivery of such forecast.

The first quarter and thirty-three percent (33%) of the second quarter of every such four-quarter forecast shall represent a non-reducible binding purchase commitment, subject to TELIGENT's rescheduling rights described under Article
4.4. If ordered, HUGHES will be obligated to deliver up to one hundred twenty percent (120%) of forecasted units in the first two quarters of any rolling forecast. Items in excess of one hundred twenty percent (120%) shall be delivered to a mutually agreed schedule.

4.3  Standard Delivery Intervals.

Deliverables will be delivered no later than the following time periods, beginning on the date of submission of a Purchase Order, and will be based on the quantities forecasted pursuant to Article 4.2.

     ----------------------------------------------------------------------
     |Teligent Nodes (TNs)               |      [redacted]                 |
     |-----------------------------------|---------------------------------|
     |Teligent Access Sites (TASs)       |      [redacted]                 |
     |-----------------------------------|---------------------------------|
     |Other Deliverables                 |Individual Case Basis, as        |
     |                                   |mutually agreed on by the Parties|
     ----------------------------------------------------------------------
These delivery intervals shall apply to all Purchase Orders, including any Deliverables ordered before the First Market Deliverables have been Accepted, but shall not require the delivery of product to a Market other than the First Market before the delivery of First Market Deliverables.

4.4  TELIGENT's Right to Re-Schedule.

In the event that TELIGENT is unable to make its "room ready" dates upon the schedule agreed pursuant to a Purchase Order, the scheduled delivery may be postponed for up to thirty (30) days on a day-for-day basis to reflect the actual room ready date. Beginning with the thirty-first (31st) day after the agreed upon date, if TELIGENT is still unable to accept delivery, HUGHES shall invoice, and TELIGENT shall pay, (1) the portion of the purchase price for such rescheduled Deliverables that would be payable upon delivery and (2) documented reasonable out-of-pocket daily storage charges for such rescheduled Deliverables to HUGHES. HUGHES shall use commercially reasonable efforts to deliver Deliverables by the rescheduled delivery date.

4.5  TELIGENT's Right to Change Work.

TELIGENT shall have full power at any time during the execution of HUGHES' work under this Agreement to request HUGHES, by written purchase order, to make


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

changes in, additions to or deduction from, the general scope of the engineering, furnishing, delivery, installation and testing of Deliverables (hereinafter referred to as "Work") ordered by TELIGENT.

Upon receipt of such written request for change, HUGHES shall submit a report within ten (10) business days after the receipt of the change request setting forth the effect, if any, on prices or timing of delivery or other performance obligations. Within a reasonable time thereafter, TELIGENT and HUGHES will agree to one of the following:

         (a)  to proceed with the change as requested;

         (b) to agree to proceed with a mutually agreed upon, modified change request; or

         (c) to cancel the requested change and proceed with the Agreement as originally executed.

HUGHES shall not proceed with any change unless authorized in writing by TELIGENT.

The HUGHES report, as modified, if necessary, by mutual agreement of the Parties, shall be deemed to be incorporated by reference into this Agreement.

           Article 5 - Responsibilities and Obligations of the Parties

5.1  Responsibility Matrix.

Specific operational responsibilities of TELIGENT and HUGHES under this Agreement are defined in the Responsibility Matrix included as Attachment 4 hereto.

5.2  Obligations of TELIGENT.

The obligations of TELIGENT include the following:

       (i) Payment. TELIGENT shall make payments to HUGHES in accordance with this Agreement.

       (ii) Engineering Information. TELIGENT shall furnish engineering information reasonably requested by HUGHES and necessary for HUGHES to perform its obligations under this Agreement.

       (iii) Punchlists. TELIGENT shall develop the punchlists necessary to enable the complete installation of the Deliverables and the proper interworking of the Deliverables and TELIGENT's systems.

       (iv) Civil Works. TELIGENT shall be responsible for all civil works, including establishment of premise conduits and cabling.

5.3  Obligations of HUGHES.

The obligations of HUGHES include the following:

      (i) Authorizations and Permits. HUGHES shall be responsible for obtaining all necessary permits and/or authorizations associated with the discharge of its duties under this Agreement, including, but not limited to, obtaining FCC Type Acceptance and Verification of Deliverables prior to delivery to TELIGENT and including, without limitation, those permits and/or authorizations set forth in Attachment 4. HUGHES and TELIGENT shall coordinate the permitting process to avoid duplication of efforts.

       (ii) Interconnection Interface Assistance. TELIGENT intends to install certain third-party equipment and connect such equipment to the Deliverables through standardized interfaces. HUGHES shall facilitate the proper functioning of the interface between its Deliverables and other TELIGENT infrastructure, including networks with which TELIGENT interconnects, including the relevant local exchange and interexchange carriers as may reasonably be requested by TELIGENT.

       (iii)Integration Support. As part of the contract price of the Deliverables, HUGHES will provide certain on-site integration support services when TELIGENT notifies HUGHES that TELIGENT has a new product requiring integration with the Deliverables.

       (iv) Sales and Support Period. HUGHES agrees to make available to TELIGENT maintenance, spare parts and software support for equipment manufactured (including equipment "OEM'ed") by HUGHES for [redacted] after the underlying equipment is "Manufacturer Discontinued" through the Maintenance Agreement attached hereto as Attachment 3. This commitment shall survive termination of this Agreement.

       (v) Systems Support. Notwithstanding anything to the contrary in, and in addition to the provisions of, this Agreement, HUGHES agrees to provide TELIGENT the services described and set forth in the Maintenance Agreement attached hereto as Attachment 3 at no cost to TELIGENT during applicable warranty periods.

       (vi) Technical Support. HUGHES shall offer as an option to TELIGENT technical support services, whereby HUGHES supplies a technical expert in each Market for a period of [redacted] following Acceptance. TELIGENT shall not use such consultation as a substitute for services offered by HUGHES pursuant to the Maintenance Agreement.

       (vii) Training and Documents. For the First Market Deliverables and once for each new Market, TELIGENT shall receive three complete sets of documentation and 500 student-hours of training credit at no additional charge. The training credit may be "banked" and used by TELIGENT throughout the term of this Agreement for any training (either classroom courses or "suitcase" training) offered by HUGHES or under this Agreement. HUGHES shall timely provide documentation to TELIGENT sufficient to enable TELIGENT to specify, order, operate, field repair and maintain the equipment and other goods delivered. HUGHES shall provide at least two durable (Mylar, etc.) copies of all irregularly-sized, blue-lined or other perishable documentation. In addition to the training and documentation included with First Market Deliverables and Extension Deliverables, HUGHES will offer optional training courses and documentation under this Agreement.

      (viii)  [Intentionally Deleted].

        (ix) Perform to Schedule. HUGHES shall adhere to the schedule for the performance of its responsibilities set forth herein, except as impacted by TELIGENT's failure to adhere to the schedule for performing TELIGENT's responsibilities hereunder.

         (x) Installation Services. HUGHES may provide bids to perform installation services for TELIGENT. Nothing herein shall create an obligation on TELIGENT to award HUGHES any such services. When contracted to do so, HUGHES shall install, optimize and test the equipment and other goods delivered to TELIGENT to ensure that, in addition to any other negotiated standards, they meet the standards set out in this Agreement and the Attachments hereto. Installation services performed by subcontractors shall be warranted as if performed directly by HUGHES. Upon documented reasonable request, any contractor to which TELIGENT objects shall be replaced.

        (xi) Retrofits. For any equipment and other goods delivered to TELIGENT, HUGHES shall keep TELIGENT advised of any modifications that may become necessary as the result of relevant changes in standards subsequently put into effect by the industry, the government, or regulatory agencies or other bodies, as well as those promulgated by HUGHES, and shall provide, at reasonable cost, any corresponding retrofit packages on terms in accordance with this Agreement; provided, however, that any retrofit packages necessary with respect to or in connection with Year 2000 compliance shall be provided to TELIGENT at no cost.

       (xii) Upgrades and Enhancements. HUGHES shall make subsequent upgrades and enhancements in equipment and other goods delivered (other than retrofits, which may be purchased by TELIGENT pursuant to subparagraph (xi) above) available to TELIGENT at prices in accordance with this Agreement; provided, however, that any upgrades and enhancements necessary with respect to or in connection with Year 2000 compliance shall be provided to TELIGENT at no cost. HUGHES shall add such upgrades and enhancements to its Deliverables from time to time, pursuant to the schedule set forth in Attachment 2, and as such schedule may be modified by mutual agreement.

      (xiii) Punchlists. HUGHES shall negotiate the punchlists with TELIGENT in good faith. In the event that the negotiation cannot be timely finalized due to disagreement, TELIGENT shall have the right to escalate the requested punchlist items to a Vice President or the General Manager of the Wireless Networks Division of HUGHES.

5.4  Appointment of Program Directors and Managers.

Within 30 days after the execution of this Agreement, and continuing throughout the Term of this Agreement, both TELIGENT and HUGHES shall appoint Program Managers who shall oversee the day-to-day administration and management of this Agreement and the execution of the obligations set out herein. The Parties will each appoint additional Program Managers who shall assist their supervising Program Managers in the performance of the responsibilities hereunder in a defined geographic area, as necessary. Each Program Manager shall work directly with his or her counterpart in the other Party's organization. The responsibilities of these Program Managers shall include the following:

              (i) Serve as primary contact.

              (ii)Serve as focal point for all internal and field issues.

              (iii) Schedule, oversee, review and approve accomplishment of project responsibilities and milestones, as set out in the Responsibility Matrix or as otherwise may be necessary and/or appropriate to fulfill obligations under this Agreement.

              (iv)  Establish, disseminate and maintain project reports and measurement procedures.

              (v) Ensure fulfillment of all project requirements.

              (vi)Coordinate access to sites.

              (vii) Meet regularly with counterpart, either by telephone or as necessary in person, to review progress and project issues.

5.5  On-Site Support.

HUGHES shall offer to TELIGENT, at HUGHES' then-current prices if not already provided under the terms of the Maintenance Agreement, certain Market on site technical support. Such personnel shall be available at times to be mutually agreed upon by the Parties. The personnel shall provide such technical assistance to TELIGENT as TELIGENT may reasonably request.

In the event that HUGHES' on site personnel cannot timely accomplish their mission without assistance from off-site HUGHES personnel, the on-site personnel shall request, and HUGHES shall timely provide, such additional temporary personnel as may be necessary to support TELIGENT's operations to TELIGENT's satisfaction.

The on site personnel shall be directly responsive to TELIGENT's requests for assistance, and shall not be required to seek approval or instruction from off-site HUGHES personnel prior to providing requested assistance.

TELIGENT shall have the right to approve, which approval shall not be unreasonably withheld, subcontractors contracted and paid for by HUGHES which provide services under this Agreement directly to TELIGENT.

5.6  On-Call Service and Support.

[Intentionally deleted - covered in Section 2.1.1 of Maintenance Agreement]

5.7  Developmental Conferences.

The Parties recognize that the Product Plan included as Attachment 1 and the Critical Product Requirements Development Schedule included as Attachment 2 hereto represent TELIGENT's best projection, at the time of execution of this Agreement, of its foreseeable requirements for the Deliverables, but that these needs and circumstances may change from time to time. Accordingly, representatives of HUGHES and TELIGENT will meet at mutually convenient times and places to address TELIGENT's changing needs and HUGHES' ability to satisfactorily meet them.

5.8  Costs.

Each Party shall pay their respective expenses incurred in connection with the origination, negotiation, execution and administration of this Agreement. Except as otherwise identified in this Agreement and the Attachments hereto, each party shall bear the costs of its own telephone, postal and utility charges, legal fees, and other services being supplied under this Agreement.

          Article 6 - HUGHES' Representations, Warranties and Covenants

6.1  HUGHES Acquainted With Details.

HUGHES has carefully read the Specifications.

6.2  New Equipment.

All equipment purchased by TELIGENT hereunder shall be new and not refurbished or remanufactured. HUGHES shall provide any documents which may be reasonably requested by TELIGENT evidencing this fact, subject to any and all confidentiality obligations undertaken by HUGHES. HUGHES agrees that it shall provide all Deliverables hereunder in a manner to ensure that such Deliverables are rendered in a workmanlike manner, in accordance with the practices and highest professional standards used in well-managed operations.

6.3  Compliance of Equipment.

(a) HUGHES shall ensure, under its sole responsibility, that all Deliverables will comply with, at or before the time of delivery to TELIGENT, all applicable regulatory requirements, including, but not limited to, Federal Communications Commission type acceptance and verification process requirements, and any applicable federal, state and local laws, statutes, regulations and ordinances then in effect. HUGHES represents and warrants that HUGHES' performance of its obligations as provided for in this Agreement will comply in all material respects with all federal, state and local laws, statutes, regulations and ordinances.

Anything in the foregoing to the contrary notwithstanding, noncompliance by HUGHES of any local statute or ordinance will not be a breach of this Agreement as long as HUGHES is contesting in good faith the legality and/or the applicability to HUGHES of such local statute or ordinance.

(b) All Deliverables will, at or before the time of delivery to TELIGENT, have Underwriter Laboratories listing.

(c)  [redacted]

6.4  Compatibility.

HUGHES will provide, at its cost, backward interoperability for modifications and updates of Deliverables. Alternatively, at HUGHES' sole discretion, HUGHES may replace obsolete Deliverables with compatible next generation equipment, at HUGHES' cost, if HUGHES reimburses TELIGENT for TELIGENT's direct labor costs associated with the exchange and installation of such next generation Deliverables.

6.5  Quality.

(a) All Deliverables shall be complete and defect-free (other than nonmaterial defects in the software Deliverables, which shall be addressed as set forth in
Section 9.4 hereof, the Acceptance Test Procedures and the Maintenance Agreement), including efficient operation and suitable maintenance. HUGHES shall use QMS, its product quality system or its successor system, in the performance of its obligations under this Agreement. The performance standards are set forth in Attachment 7. Notwithstanding the foregoing, the terms of the main text of this Agreement and all other Attachments take precedence over any inconsistent or inferior performance standards in Attachment 7.

(b) Hardware shall be warranted as free of defects in material and workmanship for the longer of [redacted], HUGHES' standard warranty period, or the term of original manufacturer's warranty (if applicable), following Acceptance. This warranty may be extended at TELIGENT's option for additional [redacted] periods by payment of the annual maintenance fee set forth in the Maintenance Agreement; provided, however, that the extension of this warranty for the Year 2000 compliance shall be at no cost to TELIGENT.

(c) Software shall be warranted for [redacted] following delivery or, for software to be Accepted by TELIGENT, such software shall be warranted for [redacted] following such Acceptance. This warranty may be extended at TELIGENT's option for additional [redacted] periods by continued payment of the maintenance fees set forth in the Maintenance Agreement; provided, however, that the extension of this warranty for the Year 2000 compliance shall be at no cost to TELIGENT.

6.6  Performance.

         The representations, warranties and covenants set forth in this Section
         6.6 will not apply to the extent not caused by HUGHES OR HUGHES' subcontractors or agents where:

         (a) Defects in Deliverables are caused by alteration, modification, or repair by any person other than HUGHES or HUGHES' subcontractors or agents; provided, however, the foregoing exclusion shall not apply if an alteration, modification or repair is authorized by HUGHES;

         (b) Defects are caused by TELIGENT's or TELIGENT's subcontractors' mishandling or abuse; or

         (c) Defects are caused from improper operation, interconnection or installation as such is reasonably specified in the relevant documentation supplied with the Deliverables.

(a) Specifications. HUGHES represents and warrants that its equipment (including software) will meet the Specifications and the components will interact to form a fully functioning network as contemplated in this Agreement and the Attachments hereto. HUGHES agrees to (i) promptly notify TELIGENT if HUGHES has reason to believe that such equipment (A) will not meet the Specifications, (B) will not interact to form a properly functioning network, or (C) is in any material manner lacking, incomplete or inadequate; and/or (ii) promptly repair or replace any non-conforming item, in accordance with this Agreement, so long as such item is covered under HUGHES warranty or the Maintenance Agreement between the Parties.

(b) Parameters. HUGHES represents and warrants that the system parameters shall be as follows:

              (i) The "worst case" link budgets for microwave transmission shall be warranted as specified in Attachment 1.

              (ii)For operation within the link budget, the BER shall be less than [redacted].

              (iii) The MTBF shall be warranted as specified in Attachment 1.

              (iv)The spectral efficiency in bits/second per Hz shall be warranted, by development stage, as specified in Attachment 2.

              (v) The microwave link reliability (excluding equipment failures)
                  shall be no less than [redacted] percent, averaged over any [redacted] day period, averaged over all links within a Market, excluding (i) path obstructions; (ii) outages due to third-party events or individuals, acts of God, extended loss of TELIGENT-provided input power, Force Majeure events, or the actions of TELIGENT in materially failing to follow HUGHES' maintenance or operational instructions; and (iii) weather conditions not considered in the mutually-agreed upon model.

              (vi)For links designed to agreed-upon HUGHES' "official" link budgets, the overall link reliability will be no less than [redacted] percent (including equipment availability and weather conditions), averaged over any [redacted] day period, averaged over all other HUGHES links within a Market, excluding outages due to third-party events or individuals, acts of God, extended loss of TELIGENT provided input power, Force Majeure events, or the actions of TELIGENT in failing to follow HUGHES' maintenance or operational instructions.

For (v) and (vi) above, MTTR for calculation purposes shall be capped at [redacted] hours.

(c) Capacity. HUGHES represents and warrants that the capacity of the Deliverables, including future planned expansions and enhancements, shall be as set forth in the Attachments hereto. If TELIGENT chooses to license a new software release, such upgrade may require changes to the capacity or the purchase of additional Deliverables. Each such software release shall have a revised capacity warranty based on the new Deliverables configuration.

6.7  "Swap" Repair Turn-Around.

On an emergency basis (which shall mean whenever there is a Critical or Major Problem, as defined in Attachment 3), critical swap/repair services shall be made available within [redacted], provided that TELIGENT has purchased the mutually agreed-upon number and types of spares, has maintained the software pursuant to the Maintenance Agreement and agrees to return the failed FRU within three days of the receipt of the applicable spare and provided that any parts to be shipped in fulfillment of this Article shall be shipped by HUGHES in the most expeditious manner, including counter-to-counter courier service, within such [redacted] period.

HUGHES will repair or replace defective parts and modules for its Teligent Node and Teligent Access Site equipment as set forth in Attachment 3 at no additional charge for emergency services during the time when an applicable warranty or maintenance agreement, as the case may be, is in effect. If there is no warranty or maintenance agreement in effect, emergency service shall be billed to TELIGENT at HUGHES' then-current service rates.

6.8  Repairs.

Repaired and "swapped" Deliverables are warranted for the remainder of the original warranty period, or [redacted], whichever is longer.

6.9  Availability.

During the Term of this Agreement, HUGHES represents and warrants that Major Outages resulting from failures of its equipment, software or services shall be limited to a total of [redacted] per Market during any [redacted] month period, starting [redacted], provided that the redundancy and configuration features of the TN have been engineered to HUGHES' specifications. Excluded are outages due to third-party events or individuals, acts of God, extended loss of TELIGENT-provided input power, Force Majeure events, double failures caused by Independent Events (so long as the redundant unit starts and maintains normal in-service operation for at least fifteen minutes), or the actions of TELIGENT in materially failing to follow HUGHES' maintenance or operational instructions.

Also excluded are Planned Outages, scheduled at mutually-agreed times, of less than [redacted] duration, unless the number of Planned Outages exceeds [redacted] in any given twelve-month period, and as long as any such Planned Outage does not require on-site support by TELIGENT personnel. Failure to meet this warranty shall be subject to liquidated damages specified in Article 12.

6.10 Covenant to [redacted].

HUGHES covenants, on behalf of itself, its parent company HUGHES ELECTRONICS CORPORATION, and any wholly owned or majority-owned subsidiaries of HUGHES ELECTRONICS CORPORATION (collectively referenced herein as "HEC") that upon execution of this Agreement it shall:

              (1) [redacted]
              (2) [redacted]

[redacted]

The covenants contained in this Article 6.10 shall be effective through and including two years after the termination of this Agreement, provided that such covenants shall immediately terminate in the event that (i) HUGHES terminates this Agreement pursuant to Article 17.2 hereof, or (ii) TELIGENT terminates this Agreement pursuant to Article 18 hereof.

6.11 Covenant Not to Discontinue Production and Support.

HUGHES represents and warrants that, in the event of the cancellation of this Agreement after TELIGENT has placed commercial customers on its network using the Deliverables, HUGHES shall continue production and support of Deliverables as set forth in the Maintenance Agreement and in this Agreement. HUGHES recognizes and agrees that, were HUGHES to discontinue the supply and/or support of Deliverables, TELIGENT customers accessing TELIGENT's network through HUGHES Deliverables would be "stranded" in the marketplace.

Accordingly, HUGHES agrees that, during the term of this Agreement, and for the support periods provided for in the Maintenance Agreement, HUGHES shall not discontinue the supply and/or support of Deliverables. HUGHES recognizes that its discontinuance of the supply and/or support of Deliverables would pose an extraordinary burden on TELIGENT and its customers and, accordingly, agrees that, in addition to any other remedies provided for in this Agreement for a breach of a representation and warranty by HUGHES, TELIGENT shall be entitled to seek specific performance of this covenant in equity.

6.12 HUGHES' Right-to-Use IPR.

HUGHES warrants that, to the best of its knowledge as of the date first set forth above, it either possesses or is entitled to use to the extent legally required to perform hereunder the patent rights, copyrights, trade secret and other tangible or intangible property right for any Deliverables to be supplied under this Agreement and that these rights can be used by TELIGENT without any claim from third parties.

6.13 Limitation of Warranty.

THE ABOVE WARRANTIES ARE IN LIEU OF ANY OTHER WARRANTY, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE DELIVERABLES TO BE SUPPLIED UNDER THIS AGREEMENT. HUGHES SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTY AGAINST INFRINGMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY. HUGHES NEITHER ASSUMES NOR AUTHORIZES ANY PERSON TO ASSUME FOR IT ANY OTHER LIABILITY.

                              Article 7 - Software

7.1  Software License and Right-to-Use.

HUGHES' prices for the goods and services contemplated set forth in Attachment 1 include all software licenses and right-to-use fees for Release 1 and 2 products and features. The price of any subsequent software release not included in Release 1 and 2 products and features or in the Maintenance Agreement shall be negotiated by the Parties in good faith, such price to be subject to the Most Favored Customer protections of Article 3.6. The license(s) shall be fully assignable by TELIGENT at its sole discretion to any of its Affiliates, Strategic Partners, parents, subsidiaries, or successor entities without further cost to TELIGENT or its assignee(s), subject to the provisions of Section 1.3 hereof.

7.2  Long-Term Support.

[Intentionally deleted - covered under Section 5.3(iv).]

              Article 8 - Factory Examination, Inspection and Tests

8.1  Examination and Inspection.

At TELIGENT's option, and upon reasonable request, the equipment Deliverables covered by this Agreement will be subject to physical examination and inspection by representatives of TELIGENT. Such examination may occur during regular working hours at any and all of HUGHES' work locations and places of manufacture related to the Deliverables. HUGHES' reasonable assistance and documentation supporting product manufacture, assembly and testing shall be available to TELIGENT.

8.2  Extension to Sub-Orders.

Significant Sub-Orders shall mean any sub-order whose value constitutes [redacted] percent or more of the [redacted] cost to HUGHES of the Deliverables to be delivered under a Purchase Order. In case of Significant Sub-Orders, HUGHES' obligations under this Article shall extend also to its sub-vendors.

8.3  Right To Witness and/or Conduct Tests.

TELIGENT's personnel shall have the right, but not the obligation, to examine and witness test or ordered equipment (other than standard third-party equipment) during any and all stages of the production for the purpose of ensuring compliance with this Agreement. The Parties agree that facilities satisfactory to TELIGENT shall be made available within either Party's then-existing premises for the testing of goods ordered by TELIGENT as they are being developed and manufactured. If any good does not meet the Specifications when tested, TELIGENT shall notify HUGHES within five (5) business days of its discovery by TELIGENT. HUGHES shall then have ten (10) business days to provide TELIGENT with a written schedule for the cure of the deficiency acceptable to TELIGENT.

8.4  Tests and Inspections Subject to Non-Disclosure Agreement.

Any inspection and testing activities under this Article shall be subject to the Parties' Non-Disclosure Agreement.

8.5  Advance Notice of HUGHES' Tests.

HUGHES shall provide TELIGENT with not less than 10 days' prior written notice of the scheduling of factory check-out tests of major orders, such as First Market Deliverables and Extension Deliverables, and shall afford TELIGENT the opportunity to observe such tests.

                       Article 9 - Delivery and Acceptance

9.1  Responsibility For Incorrect Delivery.

If any item is incorrectly delivered, the Party responsible for the incorrect delivery (which shall include the Party's agent) shall bear (a) any additional direct expenses incurred in delivering it to the correct point of delivery and
(b) the risk of transportation.

9.2  Date Available.

The delivery time as stated in each Purchase Order is the time when the Deliverables must be available at the point indicated. The Deliverables must be completely manufactured, tested, packed, and marked, and must be accompanied by all necessary documentation. Where the Purchase Order calls for installation by HUGHES, the date of delivery shall be taken to mean the date by when the Deliverables must have passed all requisite Acceptance Testing, and if applicable, entered the relevant Soak Period.

9.3  Conveyance of Title.

Title and risk of loss shall pass to TELIGENT upon delivery to the Purchase Order designated location or such other location TELIGENT may specify (FCA such location), unless the Parties agree otherwise in an accepted Purchase Order. Upon the conveyance of title to equipment and other goods, HUGHES shall convey to TELIGENT all rights and title therein by appropriate documents with warranty of title, free and clear of all liens and encumbrances. Title to software shall not be conveyed to TELIGENT at any time, unless otherwise specifically agreed by the Parties.

Alternatively, TELIGENT shall have the right to use a TELIGENT specified carrier to deliver one or more of the Deliverables hereunder. In such event, title to and risk of loss for such Deliverables shall pass to TELIGENT FOB Germantown, Maryland. In such alternative case, TELIGENT and its specified carrier shall mutually determine all charges, fees and other costs incurred in connection with the shipping of such Deliverables, and TELIGENT shall have no liability to HUGHES for any such costs.

9.4  Acceptance Test Procedures.

(a) TELIGENT's acceptance of and payment for the First Market Deliverables or Extension Deliverables, as the case may be, shall be subject to the Acceptance Test Procedures, as described in Attachment 5 hereto, and as set forth below. [redacted]

(b) Acceptance Testing for First Market Deliverables. The First Market Deliverables shall be Accepted according to Acceptance Test Procedures. The Acceptance tests shall be administered by HUGHES and observed by TELIGENT, and test results shall be provided to TELIGENT. The punch list created following the Acceptance Test Procedures shall not contain any Major Items. As part of the Acceptance Test Procedures for the First Market Deliverables, TELIGENT may subject such Deliverables to a sixty-day First Market Soak Period, which period may include commercial service to TELIGENT customers. Any payment milestone for the First Market Deliverables or any Extension Deliverables set forth in Article 10 which occur prior to the successful passage of the First Market Soak Period shall be extended automatically up to and including the date of successful passage of the First Market Soak Period.

(c) Acceptance Testing for Extension Deliverables. If HUGHES provides installation services, HUGHES shall Commission Extension Deliverables to ensure that the Deliverables are operational according to Specifications and have been installed correctly. Commissioning of any Extension Deliverables shall include a subset of critical Acceptance Test Procedures, to be mutually agreed upon by the Parties. The punch list created following Commissioning of any Extension Deliverables shall not contain any Major Items. As part of the Acceptance Test Procedures for any Extension Deliverables, TELIGENT may subject such Extension Deliverables to a thirty-day Extension Deliverables Soak Period, which period may include commercial service to TELIGENT customers, without making payment to HUGHES for the applicable payment milestone as set forth in Article 10.

The applicable payment milestone shall be the conclusion of the Soak Period, rather than the date of the Commissioning of the Extension Deliverables, should TELIGENT choose to conduct a Soak Period. If TELIGENT or a third party installs the Deliverables, TELIGENT shall have thirty (30) days after delivery to inspect and accept or reject the Deliverables before installing, Commissioning, and placing the Extension Deliverables into the Extension Deliverables Soak Period. If TELIGENT rejects any portion or all of such Extension Deliverables, the invoice date for the Delivery milestone shall become the date such Deliverables are repaired and/or replaced in a manner satisfactory to TELIGENT and no late fees or interest shall accrue until [redacted] after such date. HUGHES shall have fair opportunity to inspect TELIGENT or third-party installations to ensure that the Extension Deliverables have been installed correctly.

(d) The occurrence of a Major Outage during a Soak Period shall "re-start" the applicable Soak Period (once the fault has been corrected). TELIGENT shall not be required to pay for any on-site support services HUGHES elects to provide in connection with a Soak Period.

(e) The Parties agree that the Acceptance Test Procedures set forth in Attachment 5 hereto shall contain mutually agreed-upon time frames in which (i) TELIGENT shall Accept or reject Deliverables after delivery to TELIGENT pursuant to this Agreement and (ii) HUGHES shall repair and/or replace such Deliverables after any such rejection by TELIGENT, subject to the further provisions of this
Section 9.4(e).

TELIGENT may conditionally Accept any Deliverables which do not have one or more of the Critical Features set forth in Attachment 2 and pay to HUGHES [redacted], pursuant to Section 3.5 hereof. For any other deviations from the Specifications other than those listed on Attachment 2 hereto, TELIGENT shall be entitled to [redacted] until such time as HUGHES has repaired and/or replaced such Deliverables.

9.5  Partial Deliveries.

HUGHES shall not be entitled to claim payment for partial deliveries where the effect of the partial delivery is to prevent TELIGENT from making beneficial use of the facilities in question. If TELIGENT Accepts and makes beneficial use of the facilities in question, then HUGHES shall be entitled to payment for those goods or services delivered and Accepted or performed. Notwithstanding the foregoing, HUGHES may invoice for partial deliveries when such partial delivery is made at TELIGENT's express written request.


                        Article 10 - Invoices and Payment

10.1 Invoicing Schedule.

Invoices shall be rendered in accordance with the following schedules:

(a)  For the First Market Deliverables:

     -------------------------------------------------------------------------
       Percentage of Total Cost of Order                  Milestone
     -------------------------------------------------------------------------
                 [redacted]                    Upon issuance of order
     -------------------------------------------------------------------------
                 [redacted]                    Upon completion of installation
                 [redacted]                    Upon Acceptance
     -------------------------------------------------------------------------

                 [redacted]                    Upon closure of the punch list
     -------------------------------------------------------------------------

(b) Once the First Market Deliverables are Accepted, which Acceptance may require, at TELIGENT's sole discretion, successful passage of the First Market Soak Period, the invoicing schedule shall be revised as follows:

              (i) If HUGHES performs the installation and Commissioning:

     ------------------------------------------------------------------------
       Percentage of Total Cost of Order                  Milestone
     ------------------------------------------------------------------------
                 [redacted]                   Upon issuance of order
     ------------------------------------------------------------------------
                 [redacted]                   Upon completion of installation
     ------------------------------------------------------------------------
                 [redacted]                   Upon Acceptance
     ------------------------------------------------------------------------
                 [redacted]                   Upon closure of the punch list
     ------------------------------------------------------------------------

     ------------------------------------------------------------------------

              (ii)If HUGHES does not perform the installation and Commissioning:

     --------------------------------------------------------------------------
       Percentage of Total Cost of Order                  Milestone
     --------------------------------------------------------------------------
                 [redacted]                   Upon issuance of each order
     --------------------------------------------------------------------------
                 [redacted]                   Upon delivery
     --------------------------------------------------------------------------

10.2 Payment Due Date.

No payments for any invoices shall be considered due unless and until the First Market Deliverables have passed Acceptance. Subject to the foregoing sentence and Article 9.4 above, payment will be due within 30 days of TELIGENT's approval of an invoice.

10.3 Interest Assessment and Fee.

(a) Notwithstanding Article 10.2 above, a First Market Deliverables or Extension Deliverables invoice may accrue interest after [redacted] from receipt during the relevant Soak Period, until the earlier of (i) the payment of the invoice, or (ii) the occurrence of a Major Outage which causes the Soak Period to "re-start." In the case of (ii), accrual of interest is suspended until the successful completion of the Soak Period. Any invoice so held in abeyance which is otherwise approved, due and payable, if paid by TELIGENT within five (5) business days of the successful passage of the relevant Soak Period, shall accrue no additional interest, if any.

(b) No interest fee shall be assessed on any invoice if payment is made within [redacted] from invoice receipt. Payments made by TELIGENT shall be promptly credited. Past due payments will incur daily interest at an annualized rate of the Prime Rate plus one percent (1%).

10.4 General.

(a) HUGHES may submit invoices to TELIGENT upon shipment. Such invoices shall be in detail satisfactory to TELIGENT.

(b) Recommended spare parts (which shall be only the minimum necessary and shall be subject to TELIGENT's approval) will be invoiced upon the same schedule as the underlying Deliverables.

(c) Training, documentation and new software releases accompanying the First Market Deliverables and Extension Deliverables will be invoiced upon the same schedule as the underlying equipment. Subsequent documentation and training will be invoiced [redacted] upon issuance of each order and [redacted] upon delivery. New software releases will be subject to a 30 day First Office Application verification period (as defined by industry standards) before payment is due.

                             Article 11 - Interfaces

11.1 Industry Standard Interfaces.

     Deliverables shall interface with third-party network equipment through standard industry interfaces, including TR-303, between the TAS and the TCO or between two points mutually agreed upon by the Parties. The Parties will mutually determine in good faith the requirements of the TR-303 and other interfaces and required solution(s). Pricing from HUGHES to TELIGENT for such solution(s) shall be determined at that time, and shall be governed by the following principles:

              (i) If an effective solution requiring reasonably minor
                  development effort by HUGHES is provided by a third party's product, HUGHES will pass through the cost of it to TELIGENT without additional charges.

              (ii)If HUGHES must undertake substantial development efforts to create a solution, such efforts shall be priced at commercially reasonable rates.

11.2 General Integration Support for Non-Standard Interfaces.

HUGHES acknowledges that other infrastructure manufacturers supply competitive and complementary equipment, software and services to TELIGENT. HUGHES understands that its equipment and components must work with such third-party network equipment. The Parties agree to mutually determine a budget under which

HUGHES will work to accomplish such integration with third party deliverables if TELIGENT requires integration with non-industry-standard interfaces.

11.3 POTS Capability.

HUGHES will propose a mutually-satisfactory POTS capability solution for Release 1 and shall incorporate POTS in its Release 2 product. The Parties will mutually agree upon any other required interface specifications which the Deliverables shall support.

11.4 Interconnection With Third-Party Equipment.

HUGHES agrees and understands that TELIGENT intends to install certain third-party equipment and connect same to the Deliverables through standardized interfaces. TELIGENT agrees that it shall make every commercially reasonably effort to prevent any physical interference with the Deliverables during such installation and connection of third party equipment, and further agrees that HUGHES will not be liable in any way to the extent delay in Acceptance of any Deliverables is due to such physical interference. If such third-party equipment is installed prior to Acceptance of HUGHES Deliverables, the Acceptance Test Procedure shall verify the proper function of the relevant standardized interface in accordance with the interface specifications agreed upon. If the third-party equipment complies with the relevant interface specification, TELIGENT's use of such third-party equipment shall not impair any warranty affecting Deliverables.

                        Article 12 - Remedies [redacted]

12.1 Late Acceptance of First Market Deliverables.

(a) If Acceptance of the First Market Deliverables is delayed beyond the date for Generally Available Release 1.0 Deliverables as stated in Attachment 1, due to the action or inaction of HUGHES and/or its subcontractors, HUGHES shall [redacted], in addition to the return of the Developmental Funding pursuant to
Article 1.2. TELIGENT may [redacted] invoke price discounts and/or Warranty Cure remedies for HUGHES' failure to make product Generally Available on the dates specified pursuant to Article 3.5, but TELIGENT may not have the benefit of both
(i) and (ii) remedies.

(b) HUGHES shall be allowed a [redacted] grace period to meet the Generally Available Date for Release 1.0 Deliverables specified in Attachment 1 (which grace period shall extend such date from August 1, 1999 to September 1, 1999), if HUGHES continuously uses its reasonable best efforts to meet such General Availability Date.

12.2 Delay in Delivery or Acceptance of Extension Deliverables.

(a) "Unexcused Delay" (i.e., a delay due to other than Force Majeure as provided for in Article 14 hereof or a delay which is not otherwise approved in advance in writing by TELIGENT) for more than [redacted] days beyond the scheduled delivery date of any Extension Deliverables for which HUGHES is not to provide the installation and Commissioning, when the delay is due to the action or inaction of HUGHES and/or its subcontractors, shall result in a reduction of the purchase price due by [redacted] of goods not timely delivered per week of delay, up to a maximum of [redacted] of goods not timely delivered. Such discounts shall be in addition to the purchase price adjustments provided for in
Article 3 hereof.

(b) Unexcused Delay of more than [redacted] days beyond the scheduled in-service date in the Acceptance of any Extension Deliverables for which HUGHES is to provide the installation and Commissioning, when the delay is due to the action or inaction of HUGHES and/or its subcontractors, shall result in a reduction of the purchase price due by [redacted] of goods not timely Accepted per week of delay, up to a maximum of [redacted] of goods not timely Accepted. Such discounts shall be in addition to the purchase price adjustments provided for in
Article 3 hereof.

12.3 Failure to Meet Availability Warranty.

[redacted]

12.4 [redacted].

12.5 Warranty Cure.

Additional equipment and costs incurred by TELIGENT, if any, which are directly attributable to breach of the Performance Warranties specified in Article 6.6 shall be borne by HUGHES. The Parties shall attempt to negotiate such equipment and costs in good faith. These costs may include needed additional Teligent Nodes, Teligent Access Sites and/or related equipment, and consequential additional real estate, maintenance or similar expenses. HUGHES' liability under this Article is subject to Article 12.6.

12.6 General Limitation of Liability.

(a) Where specific liquidated damages, discounts and/or penalties are expressly specified herein, such remedies shall be deemed to be sole and exclusive remedies unless otherwise specified. In all other matters, the liability of HUGHES under this Agreement will not, except as otherwise expressly provided for in this Agreement, exceed the greater of [redacted] of the total price of Deliverables purchased under this Agreement or [redacted].

(b) The liability of TELIGENT under this Agreement will not, except as otherwise expressly provided for in this Agreement, exceed the greater of [redacted] of the total price of Deliverables purchased under this Agreement or [redacted];

provided, however, that the liability of TELIGENT under this Agreement with respect to non-payment shall be limited to the total price of Deliverables purchased under this Agreement.

(c) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY IN AN ACTION BROUGHT BY THE OTHER PARTY FOR SPECIAL, COLLATERAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION, LOSS OF GOODWILL, LOSS OF PROFITS OR REVENUES, LOSS OF SAVINGS, AND INTERRUPTIONS OF BUSINESS) WHETHER SUCH DAMAGES OCCUR PRIOR OR SUBSEQUENT TO, OR ARE ALLEGED AS A RESULT OF, TORTIOUS CONDUCT OR BREACH OF ANY OF THE PROVISIONS OF THIS CONTRACT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(d) The limitations of liability set forth in this Article 12 shall not apply to
(i) any liability or obligations arising under Sections 6.11, 9.4(e), 13.1(ii) or 13.2 or (ii) HUGHES' obligations as provided for in this Agreement to repair or replace defective or non-conforming Deliverables after Acceptance of the First Market Deliverables or (iii) HUGHES' obligation to refund to TELIGENT monies paid for goods not Accepted.

12.7 Availability of Other Remedies.

Anything in this Agreement to the contrary notwithstanding, nothing in this Agreement shall be construed to prevent or limit TELIGENT's ability to pursue whatever remedies may be available to it before any competent judicial or administrative body, at law or in equity.


                        Article 13 - Indemnity; Insurance

13.1 General Indemnity by HUGHES.

Unless expressly stated otherwise in this Agreement, HUGHES shall indemnify TELIGENT, its officers, agents, employees or third parties, against all losses, claims, damages and expenses whatsoever resulting from (i) the breach of representations or warranties by HUGHES, its employees or agents, (ii) damage to property and/or physical injury and/or death arising out of or in connection with the performance of HUGHES, its employees, contractors or agents hereunder, or (iii) the performance by HUGHES of its obligations hereunder. Upon TELIGENT's request, HUGHES shall save harmless TELIGENT against any claims raised against it by others on the aforementioned grounds, subject to the limitations set forth in Article 12.6 hereof.

13.2 Patent And Copyright Indemnity.

(a) HUGHES agrees to indemnify and hold Teligent harmless from, and to resist or defend at its own expense, any request for royalty payments or any claim for equitable relief or damages against TELIGENT based on an allegation that the manufacture of any equipment delivered hereunder or the use, lease, or sale thereof or that any documentation delivered by HUGHES hereunder infringes any United States patent or copyright, and to pay any royalties and other costs related to the settlement of such request and to pay any and all costs and damages, including attorney's fees and settlement costs, finally awarded or agreed upon as a result of any litigation based on such claim, provided that:

HUGHES is given prompt written notice of such request or claim by TELIGENT and given authority and such reasonable assistance and information as HUGHES requests in writing and as it is available to TELIGENT for resisting such request or for the defense of such claim; provided, however, (i) TELIGENT's failure to promptly provide to HUGHES written notice of a claim shall not relieve HUGHES of liability under this Article except to the extent HUGHES was prejudiced thereby; (ii) TELIGENT shall honor HUGHES' reasonable requests for information and assistance in the defense, and HUGHES shall reimburse TELIGENT for its reasonable and actual expenses in this regard; and (iii) HUGHES shall regularly advise TELIGENT regarding the progress of the defense.

(b) In the event that, as a result of any such claim (i) prior to delivery, the manufacture of any item supplied by HUGHES hereunder is enjoined, or (ii) after delivery, the use, lease or sale thereof is enjoined, HUGHES will, at its option and expense, either (A) negotiate a license or other agreement with plaintiff so that such item is no longer infringing, (B) modify such item suitably or substitute a suitable item therefor, which modified or substituted item is not subject to such injunction, and to extend the provisions of this Article thereto, or if (A) or (B) cannot be effected by HUGHES' reasonable and diligent efforts, (C) repurchase enjoined items at their then current value on TELIGENT's audited accounts. The remedies provided for in this Article 13.2(b) shall be in addition to, and not in lieu of, any remedies provided for in Article 13.2(a).

(c) Notwithstanding the above, HUGHES will not indemnify TELIGENT for separate damages or costs resulting exclusively from claims (i) that HUGHES' compliance with TELIGENT's designs, specifications, or instructions, as contrasted with HUGHES' design or manufacturing choices or recommendations, not directed by TELIGENT, implementing or interpreting such designs, specifications or instructions, (ii) that use of any item provided by HUGHES in combination with products not supplied by HUGHES, or (iii) that a manufacturing or other process carried out by or through TELIGENT (not at HUGHES' instruction) and utilizing any item provided by HUGHES constitutes infringement of any United States patent (such claims being collectively referred to herein as "Other Claims").

TELIGENT will indemnify and hold HUGHES harmless from, and will resist or defend at its own expense, any request for royalty payments or any claim for equitable relief or damages against HUGHES and to pay any and all damages and costs (including settlement costs) finally awarded or agreed upon for infringement of any United States patent or copyright in any suit resulting from Other Claims, and from reasonable and actual expenses incurred by HUGHES in defense of such suit if TELIGENT does not undertake the defense thereof.

(d) This indemnity is subject to [redacted] TELIGENT hereunder attributable to the infringement as of the date of the request for royalty payments or claim for equitable relief or damages but in no event shall be less than [redacted]. This indemnity is in lieu of any other indemnity or warranty, express or implied, with respect to patents and copyrights.

13.3 Demonstration of Insurance.

(a) HUGHES shall demonstrate to TELIGENT's reasonable satisfaction that HUGHES maintains in full force and effect throughout the duration of the Term a policy or policies of insurance coverage, in quality and quantity of coverage, that equal or exceed the following:

              (1) commercial general liability insurance in the amount
                  (inclusive of any amounts provided by an umbrella or excess policy) of at least:
              bodily injury to any one person                     $10,000,000
              bodily injury aggregate per occurrence              $10,000,000
              property damage in any one accident                 $10,000,000
              property damages aggregate per occurrence           $10,000,000

              (2) if eligible, worker's compensation insurance as required by the laws of the applicable jurisdiction; and

              (3) automobile liability insurance for any vehicles used in the performance of the Services in the amount of at least $1,000,000.

All such insurance must be on an occurrence basis, and not on a claims made basis. Coverage shall be obtained by HUGHES only from insurers who are rated A-7 or better in the then most recent edition of Best's Insurance Reports. Each
                                             ------------------------
insurance policy shall provide for a waiver of the insurer's subrogation rights against TELIGENT.

(b) At such times as may be requested by TELIGENT, HUGHES shall cause its insurers to deliver to TELIGENT certificates of insurance evidencing the existence of the coverage required under this Agreement. If deemed necessary by TELIGENT, HUGHES shall supply certificates of insurance naming TELIGENT as an additional insured party. Each policy on which TELIGENT is an additional insured shall be endorsed to provide TELIGENT with at least ten (10) days' prior written notice of cancellation, non-renewal, or restriction of coverage.

                           Article 14 - Force Majeure

14.1 Extension of Time.

In case of Force Majeure preventing, in whole or part, the fulfillment by either of the Parties of their obligations under this Agreement, the time stipulated for the fulfillment of the obligations of the party affected by Force Majeure circumstances shall be extended for a reasonable period of time, however, such period of time shall in no case exceed the period of time during which such circumstances have prevented the fulfillment of the obligations.

14.2 Definition of Force Majeure.

Force Majeure are any events which: a) are caused by neither HUGHES nor TELIGENT, b) were reasonably unforeseeable at the execution of this Agreement,
c) are uncontrollable and insurmountable by the party affected, and d) delay the timely performance of this Agreement or render such performance impossible. Without in any way limiting the generality of the foregoing, such events shall include acts of God, riots, wars, industry-wide strikes or industry-wide lock-outs involving HUGHES' employees and/or its subcontractors, suppliers and other third parties used by HUGHES in fulfilling its obligations, or insurmountable delays in the performance of subcontractors caused by any such circumstances as referred to in this Article.

14.3 Actions Not Force Majeure.

Neither party shall be entitled to claim Force Majeure in the following cases:

              (i) Shortage or price increase of labor, materials or utilities, unless such shortage or price increase is the direct result of an event of Force Majeure;

              (ii)Delays, inefficiencies, late performance or similar occurrence of sub-vendors, unless such occurrence is the direct result of an event of Force Majeure;

              (iii) Any actions or circumstances occurring after expiration of the delivery time stipulated in the terms and conditions plus any admissible adjustments thereto permitted under the terms and conditions;

             (iv) Any actions or circumstances caused by the fault or negligence of either Party or its subcontractors

             (v) Competitive market conditions, including the entrance of a competitor of TELIGENT into the marketplace.

14.4 Notice Required.

In the case of Force Majeure, the Party claiming Force Majeure shall claim such Force Majeure only if it has notified the other Party in writing within three business days after its commencement.

              Article 15 - Jointly Developed Intellectual Property

15.1 Sole Inventions.

All inventions and other intellectual property conceived or first actually reduced to practice solely by either Party under this Agreement, and all patents issuing thereon, and any other intellectual property rights, including copyrights, trade secrets, design rights, and the like, throughout the world, arising from or covering such inventions, shall be the exclusive property of that Party.

15.2 Joint Inventions.

(a) Each Party shall have an equal, undivided one-half interest in and to Joint Inventions, as well as in and to patent applications and patents thereon in all countries, without any obligation to account to the other party. An assignment of rights in all Joint Inventions shall be executed in the names and for the benefit of both TELIGENT and HUGHES. For the purposes of this Article, the term "Joint Inventions" shall means inventions co-invented by one or more employees or contractors of both parties.

(b)  [redacted]

(c) The expenses for preparing, filing and securing each Joint Invention application, and for issuance of the respective patent shall be borne by the Party which prepares and files the application. The other Party shall furnish the filing Party with all documents or other assistance that may be necessary for the filing and prosecution of each application. Where such Joint Invention application for patent is filed by either Party in a country which requires the payment of taxes, annuities or maintenance fees on a pending application or on an issued patent, the Party which files the application shall, prior to filing, request the other Party to indicate whether it will agree to pay one-half of such taxes, annuities or maintenance fees.

If within sixty (60) days of receiving such request, the non-filing Party fails to assume in writing the obligation to pay its proportionate share of such taxes, annuities or maintenance fees, or if either Party subsequently fails to continue such payments within sixty (60) days of demand, it shall after ten (10) days further notice forthwith relinquish to the other Party, providing that said other Party continues such payments, its share of the title to such application and patent, subject, however, to retention of a paid-up, non-exclusive, non-assignable license in favor of the relinquishing Party, its parent, and any subsidiary thereof to make, use, lease and sell, apparatus and/or methods under said application and patent.

(d) Any Joint Invention that is incorporated into HUGHES' commercial equipment or software shall not be sold to or used by any non-Affiliate of TELIGENT until at least [redacted] after it has been sold to TELIGENT for use in connection with the Deliverables, unless such intellectual property enters the public domain prior to that time.

                          Article 16 - Confidentiality

16.1 Survival and Incorporation of Revised Non-Disclosure Agreement.

(a) The Parties remain bound by the terms of the "Non-Disclosure Agreement" (the "NDA") dated [redacted], which NDA is expressly incorporated herein by reference and is specifically amended hereby to provide that (i) Confidential Information is able to be used by the Parties for the purposes contemplated in this Agreement, and (ii) the term of the NDA is extended to be coterminous with the term of this Agreement, provided that the confidentiality provisions of the NDA shall continue to survive as stated in the NDA.

(b) Each Party may, either orally, in written form, or otherwise, disclose to the other Party, or the other Party may otherwise obtain, the disclosing Party's Confidential Information in connection with this Agreement. The terms and conditions of this Agreement, including all Attachments now in existence or as may be created, and all Amendments as may be established, are Confidential Information, except that TELIGENT has the right to disclose the terms and conditions of this Agreement (i) to its Affiliates and Strategic Partners if such Affiliates agree to be bound by the terms of the NDA, (ii) as otherwise may be required by securities or other laws, or (iii) upon the prior written consent of HUGHES.

(c) HUGHES shall ensure, to TELIGENT's reasonable satisfaction, that any subcontractor used by HUGHES in connection with the provision of service to TELIGENT is bound to the Confidentiality provisions of this Agreement.

16.2 TELIGENT Materials Remain Property of TELIGENT.

All plans, drawings, designs and specifications submitted to HUGHES by TELIGENT shall remain the property of TELIGENT and may not be copied or disclosed to third parties without TELIGENT's written consent, except as otherwise provided in the NDA. These materials shall be returned to TELIGENT immediately upon its request.

16.3 HUGHES Materials Remain Property of HUGHES.

Except as to the Deliverables defined herein, all plans, drawings, designs and specifications submitted to TELIGENT by HUGHES shall remain the property of HUGHES and may not be copied or disclosed to third parties without HUGHES' written consent, except as otherwise provided in the NDA. These materials shall be returned to HUGHES immediately upon its request.

                       Article 17 - Termination for Cause

17.1 Termination by TELIGENT.

TELIGENT shall have the option to cancel this Agreement without liability, including, without limitation, any liability for any Shortfall Payment or "True-Up Payment" in the event that TELIGENT terminates this Agreement pursuant to any of (a) through (d) below. In the event of any such termination, HUGHES' obligations to TELIGENT under the Maintenance Agreement and the NDA shall continue to survive as set forth in those documents. TELIGENT also shall be entitled to exercise any and all rights it may have at law or in equity.

(a) Subject to a grace period pursuant to Sections 1.2 and 12.1(b), if HUGHES fails to deliver Generally Available and Acceptable First Market Deliverables by [redacted], or if HUGHES abandons this Agreement, TELIGENT shall have the option to cancel this Agreement on thirty (30) days' written notice. In the event of such cancellation, HUGHES shall pay to TELIGENT the amounts stated in such Sections. TELIGENT also shall be entitled to exercise any and all rights it may have at law or in equity.

(b) If HUGHES [redacted], TELIGENT shall have the option to cancel this Agreement on thirty (30) days' written notice. In the event of such cancellation, TELIGENT shall pay for Deliverables it has Accepted and shall pay for other Deliverables it has received and elects to retain; provided, however, TELIGENT may elect to return any Deliverables that have not been Accepted for a full refund, such refund not subject to reduction for restocking, return or any other such fee(s) by HUGHES.

(c) If HUGHES becomes insolvent or goes into liquidation, whether compulsory or voluntary, TELIGENT shall be entitled to cancel this Agreement or any part thereof. In the event of such cancellation, TELIGENT shall pay for Deliverables it has Accepted and shall pay for other Deliverables it has received and elects to retain; provided, however, TELIGENT may elect to return any Deliverables for a full refund, such refund not subject to reduction for restocking, return or any other such fee(s) by HUGHES.

(d) In case HUGHES' claim of Force Majeure should endure for a period endangering (in TELIGENT's reasonable discretion) the proper execution of TELIGENT's overall network deployment or which is otherwise unacceptable for TELIGENT, TELIGENT may cancel this Agreement or any part thereof.

17.2 Termination by HUGHES.

If TELIGENT materially breaches this Agreement and fails to cure such breach within 30 days after notice thereof has been provided by HUGHES, HUGHES shall have the option to cancel this Agreement. In the event of such cancellation, TELIGENT shall pay for such Deliverables as it has Accepted. In the event of such cancellation, HUGHES' obligations to TELIGENT under the Maintenance Agreement and the NDA shall continue to survive as set forth in those documents.

                    Article 18 - Termination for Convenience

18.1 Termination By Notice.

TELIGENT may terminate this Agreement at any time by [redacted] written notice. In the event of any such termination, HUGHES' obligations to Teligent under the Maintenance Agreement and the NDA shall continue to survive as set forth in those documents. TELIGENT also shall be entitled to exercise any and all rights it may have at law or in equity.

18.2 Settlement In Event of Termination for Convenience.

If the Parties do not agree otherwise, TELIGENT will pay to HUGHES as complete settlement the following amounts, offset by payments, whole or partial, already made by TELIGENT:

              (i) For Deliverables delivered and Accepted up to the date of termination: the purchase price of such Deliverables, provided that HUGHES transfers title to and makes delivery of such Deliverables on a timely basis as set forth in the Attachments hereto.

              (ii)For Deliverables not delivered and Accepted up to the date of termination: the actual costs incurred by HUGHES prior to the date of termination which are properly allocable or apportioned under recognized commercial accounting practices to the terminated portion of this Agreement. HUGHES shall minimize and mitigate the above mentioned costs.

              (iii) The amount(s) due, if any, under Article 3.4.

18.3 Adjustment For Deliverables Not Delivered.

With the consent of TELIGENT, HUGHES may retain at an agreed price or sell at a price approved by TELIGENT any Deliverables not delivered and will credit or pay the amounts so agreed or received as TELIGENT directs.

                           Article 19 - Miscellaneous

19.1 Waiver.

No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

19.2 Severability.

If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and remain in full force and effect.

19.3 Headings and Captions.

The headings and captions in this Agreement are for the convenience of the Parties and are not part of this Agreement.

19.4 Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

19.5 Applicable Law.

The laws of the State of Delaware shall apply, without regard to the conflict of law provisions of the same.

19.6 Assignment.

The terms and conditions of the Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. TELIGENT may assign its rights and/or obligations under this Agreement to a parent company or any subsidiary or Affiliate ultimately owned by TELIGENT or an Affiliate thereof or to any successor entity into which TELIGENT shall have been merged or consolidated or to which TELIGENT shall have sold or transferred all or substantially all of its assets.

HUGHES may assign its rights and/or obligations under this Agreement to its parent company or any subsidiary or affiliate, provided that such assignee provides evidence of creditworthiness and ability to perform such obligations to the reasonable satisfaction of TELIGENT. Section 6.10 shall remain in effect until two years after the expiration of the original five-year term of this Agreement (subject to prior termination as provided in Section 6.10) regardless of any assignment. This Agreement shall not be otherwise assigned by either Party without the prior written consent of the other Party, such consent not unreasonably withheld or delayed.

19.7 Notices.

(a) All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when telefaxed and received, or three (3) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and, addressed as follows:

      (i) HUGHES shall send notices to TELIGENT at the following addresses:

                           Vice President Engineering
                           Teligent, Inc.
                           8065 Leesburg Pike, Third Floor
                           Vienna, VA  22182
                           703-762-5100 main
                           703-762-5115 direct
                           703-762-5349 fax
With a copy to:

              General Counsel/Senior Vice President

              Teligent, Inc.
              8065 Leesburg Pike
              Suite 400
              Vienna, VA  22182
              703-762-5100 main
              703-762-5101 fax



      (ii)TELIGENT shall send notices to HUGHES at the following addresses:

              General Manager, Wireless Networks Division
              Hughes Network Systems
              11717 Exploration Lane
              Germantown, MD  20876
              301-428-5617 direct
              301-428-2818 fax

        With a copy to:

              Director, Legal Affairs
              Hughes Network Systems
              11717 Exploration Lane
              Germantown, MD  20876
              301-428-7058 direct
              301-428-2818 fax

(b) Notices delivered via facsimile shall be sent during the receiving Party's normal business hours with a confirming call to the stated individual, his/her named assistant, and/or his/her voice mail box.

(c) Either Party may change the persons and corresponding addresses for giving notice from time to time by written instructions to the other Party of such change of address.

19.8 Public Disclosure.

No press release or public disclosure shall be issued or made by HUGHES indicating the existence of this Agreement, or of the Terms Sheet leading up to the establishment of this Agreement, or any of the respective terms thereof, or of the negotiations attending the creation of either of these documents, without TELIGENT's prior written approval.

19.9 Survival of Terms.

Where the context of any provision of this Agreement indicates that it shall survive the term of this Agreement, then it shall survive.

19.10   Entire Agreement.

This Agreement and the Attachments hereto collectively set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein. Except as specifically set forth herein or in any collateral agreement to be executed by the parties as set forth herein, nothing in the Agreement or any such collateral agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

Notwithstanding any other provision of this Agreement or of any of the collateral agreements to be executed by the parties hereto as contemplated herein, the rights, obligations, liabilities, covenants, agreements, conditions, representations, warranties, terms and conditions contained in this Agreement shall be in addition to and shall in no way be limited, restricted or otherwise affected by any provision, term or condition of any such collateral agreement.

IN WITNESS WHEREOF, each of the Parties hereto have caused this Agreement to be duly executed by their authorized representatives and to be effective as of the date first above written.


TELIGENT, INC.                          HUGHES NETWORK SYSTEMS
                               A HUGHES ELECTRONICS COMPANY

By:   /s/ Alex Mandl              By:      /s/ Pradeep Kaul
          ----------                           ------------
Name:   Alex Mandl                Name:    Pradeep Kaul
Title:  Chief Executive Officer   Title:   E.V.P. Wireless Network Division
Address:  8065 Leesburg Pike               Address:  11717 Exploration Lane
     Vienna, VA  22182                     Germantown, MD  20876

       And for the limited purposes of the covenants contained in Article 6.10:

                                                HUGHES ELECTRONICS CORPORATION

                                       By:      /s/ Pradman Kaul
                                                    ------------
                                       Name:    Pradman Kaul
                                       Title:   Vice President
                                       Address: 11717 Exploration Lane
                                                Germantown, MD  20876

                                                       Exhibit A - Definitions


1. Acceptance (and variants such as Accept, Accepted and Acceptable) shall mean, as to the applicable Deliverables, that the Parties shall have successfully completed the Acceptance Test Procedures as provided for in Article 9.4 hereof, which such Acceptance Test Procedures shall otherwise be mutually agreed upon by the Parties and shall thereupon become Attachment 5 to this Agreement.

2. Actual Volume. TELIGENT's actual purchases of Deliverables, including Services, any unused credits due to TELIGENT, and any adjustments pursuant to
Article 3.5.

3. Affiliates of TELIGENT are those entities which are controlled by TELIGENT, or which are under "common control" with TELIGENT, as further defined by regulations promulgated by the U.S. Securities and Exchange Commission.

4. Commissioning (and variants such as Commission) shall mean those procedures after installation which are necessary to ensure proper operation of the Deliverables and the conformance of the Deliverables with the Specifications. When applicable, Commissioning is the step prior to the placement of the Deliverables under a Soak Period.

5. Covered Purchases. Purchases of hardware and software Deliverables, excluding Services, that are subject to the Unit Price Adjustment Schedule shown in
Article 3.3.

6. Agreement. This contract, including all exhibits, schedules and other material incorporated therein by reference between the Parties containing all of the terms and conditions relating to the Deliverables.

7. Deliverables. The 24 GHz equipment, software, services, drawings, documents, manuals and training to be supplied by HUGHES in accordance with the Specifications are collectively referred to as the "Deliverables."

8. Developmental Funding. A payment of [redacted] as described in Article 2 hereof.

9. Extension Deliverables. Those Deliverables ordered after the First Market Deliverables.

10. FCC. Federal Communications Commission.

11. First Market Deliverables. The first set of Deliverables that attain Acceptance, and shall consist of at least [redacted].

12. Generally Available. Features are Generally Available if TELIGENT has Accepted them. Equipment and software are Generally Available if they can be produced in quantities sufficient to meet TELIGENT's forecasted demand as set forth pursuant to Article 4.2 hereof.

13. HUGHES and HNS. Hughes Network Systems, a Hughes Electronics Company, its successors and approved assigns.

14. Independent Events shall mean: Faults not rooted to any common problem, faults not linked to each other, or faults not connected by "cascading" events.

15. Jointly Developed Intellectual Property. Intellectual property is Jointly Developed if, when related to Deliverables, Teligent contributes to and participates in (i) the development of concept and (ii) the creation of the protectable elements of the intellectual property necessary to effectuate the execution of the concept. Nothing in this definition shall be construed as limiting or enhancing TELIGENT's, its employees', or HUGHES' or its employees', rights of intellectual ownership or inventorship under applicable federal law.

16. Major Items are any service-affecting problems that impair or degrade service, service levels, options, features, capabilities, or performance, etc., and may include documentation errors that impair service to customers.

17. Major Outage shall mean a loss in excess of [redacted] of transmission or processing capacity in a TN, or any service-affecting failure in a TN affecting [redacted] or more of, but not less than [redacted], TELIGENT customers served by such TN (according to the system logs).

18. Market shall mean any one of TELIGENT's FCC-awarded SMSAs.

19. Party and Parties. HUGHES and TELIGENT, individually or collectively, as the context shall warrant.

20. Planned Outage shall mean a service outage requested by HUGHES for the purpose of maintenance, diagnostic testing, upgrade or repair of Deliverables, scheduled at a mutually-agreed time, of less than ten minutes duration.

21. POTS shall mean "Plain Old Telephone Service."

22. Product Plan. The plan created by HUGHES detailing the schedule of Deliverables as set forth in Attachment 1 hereto.

23. Prime Rate shall be as specified in the Wall Street Journal.

24. Purchase Commitment TELIGENT's projected purchase volume over the Term, as stated in Article 3.3. 25. Purchase Order. A document issued by TELIGENT to HUGHES indicating TELIGENT's desire to have specific types and quantities of goods or services made available by HUGHES under this Agreement supplied to TELIGENT at a particular time and place.

26. Soak Period shall mean that period after the Commissioning of First Market or Extension Deliverables, as specified in Article 9, which shall pass without Major Outage, before the applicable Acceptance payment shall become due.

27. Specifications shall include, without limitation, those specifications set forth in Attachments 1 and 2 to this Agreement, and any other specifications that may otherwise be agreed to by the Parties.

28. Strategic Partner. Any person or entity to which one or more of the following conditions apply: (a) TELIGENT or any Affiliate has at least a thirty-three percent (33%) equity ownership in such entity or such an entity has at least a ten percent (10%) ownership interest in TELIGENT, or (b) such entity is under the common control with TELIGENT or any Affiliate, or (c) there exists between TELIGENT or any TELIGENT Affiliate and such entity a material infrastructure or revenue sharing arrangement, or (d) with respect to a licensee joint venture or consortium operating outside of the United States, in which TELIGENT or a direct or indirect TELIGENT Affiliate owns at least a ten percent (10%) equity interest.

29. TCO. TELIGENT Central Office, which contains a digital telecommunications switch and related network management equipment that interfaces with TELIGENT Nodes and connecting networks and facilities.

30. TELIGENT. Teligent, Inc., its successors and assigns, and its Affiliates and Strategic Partners, as the context shall warrant.

31. TELIGENT Access Site. ("TAS") Radio equipment and related equipment located at the site of the TELIGENT's customer (roof top access site) which interfaces with a Teligent Node.

32. TELIGENT Node ("TN"). Radio equipment and related equipment that interfaces with TELIGENT Access Sites and a TCO. Also referred to as a Hub.

33. Unit Prices. The base prices shown in Attachment 1, which shall, for purposes of establishing the purchase prices, be adjusted in accordance with the schedule shown in Article 3.3, or as may be otherwise subject to discounts with the provisions herein.

          Teligent - Hughes Equipment Purchase Agreement - Attachment 1



                     Attachment 1 - Product Plan and Prices

                           RELEASE PLANS FOR PRODUCT:
                 TELIGENT NODES (HUBS) AND TELIGENT ACCESS SITES
                       AND RELATED EQUIPMENT AND SOFTWARE

Teligent system functionality will be made available in three Releases. To achieve the General Availability dates indicated below, HNS depends on Teligent making resources, market and spectrum available for various stages of testing such as, preliminary field testing, alpha testing, beta testing and acceptance testing. The contents and General Availability date for Releases are as follows:

RELEASE - 1.0  (General Availability Date: [redacted])

            o     [redacted]

                  [redacted] are transported from the user port. The [redacted]
                   -----------------------------------------------------------
                  is output at the hub in the [redacted] interface.
                  ------------------------------------------------
                  Specifications:

                  Framing:  [redacted]

                  Line coding: [redacted]

                  [redacted] buffering

                  Line impedance: [redacted]

                  Cable type: carried on a [redacted]

            o     [redacted]

                  (uses up all of a [redacted] capacity over the RF link)

                  Both payload-only and [redacted] will be available.

                  The [redacted] is output at the hub in the [redacted] interface.

                  Specifications:

                  Framing:  [redacted]

                  Line coding: [redacted]

                  [redacted] buffering

         Teligent - Hughes Equipment Purchase Agreement - Attachment 1

                  Line impedance: [redacted]

                  Cable type: [redacted]

            o     [redacted] multiplexer at the hub [redacted]

                  Total bit rate is [redacted] at hub interface.

                  In [redacted] Mode: [redacted] can be supported.

                  [redacted] per radio and up to [redacted] can be carried or packed into the [redacted] interface.

                  Specifications

                  Line impedance: [redacted]

                  Cable type: [redacted]

            o     [redacted] Hub interface.

                  Optical interface

                  [redacted] stream (sustained up to [redacted] per hub IDU due to air interface limitation)

            o     [redacted]  muxing function (with [redacted])

                  This function is supported with off-the-shelf HNS or third party equipment. Various levels of redundancy can be configured.

            o     [redacted] hub antenna integrated with [redacted].

            o     [redacted] interface (at the remote)

                  [redacted] can be supported.

            o     [redacted] Ports Universal Interface Card:

                  The universal interface card will provide [redacted] as well as [redacted] capability. Each [redacted] port can operate in a structured or unstructured mode. Each [redacted] port can be configured to operate in [redacted] mode. In structured mode, multiple [redacted] channels within a [redacted] can operate in [redacted] mode. All [redacted] shall be contiguous in this case. Each configured [redacted] circuit should be individually configurable for operation in [redacted] mode.

            o     [redacted] modulation

          Teligent - Hughes Equipment Purchase Agreement - Attachment 1

            o      Redundancy: [redacted]

            o      Network Management:

            o Capability to support all network management traffic at the [redacted] via in-band communication. All NMS traffic shall flow in-band between [redacted].

            o      Alarm reporting

                   Alarm is reported by a hub or a remote to Element Management System (EMS). EMS provides logging and viewing of the alarm for an operator.

            o      Configuration Management:

            o Configuration of the Equipment: Capability to configure each Remote and Hub configurations in a database using appropriate limits checks.

            o Component State management: Ability to pre-provision a component in the system and to put an operation component In-Service or Out-Of-Service.

            o Remote Provisioning: Ability to provision equipment and services from a central location. A remote receives pertinent information over-the-air from the hub.

            o Installation Mode: Auto startup, ranging and other pre-service processing for installation of a remote.

            o On-line/off-line configuration database: Permits the use of multiple off-line databases with one on-line database for pre-provisioning or testing

            o Down line load and Software Distribution: Permits multiple releases of Software versions, configuration of multiple domains

            o      Fault Management:

            o Summary status reporting: Ability to detect component failures via a heart-bit mechanism. Failures are automatically detected and reported.

            o Loop-back tests: Permits bi-directional loop-back of any interface card for testing.

            o Connection monitoring: Status monitoring for a radio path for a given circuit

            o Connection tracing: Identifies the both sides of the link or path

            o      Performance Management:

                   Statistics are collected for usage of user interfaces and radio links. Periodically statistics are reported to EMS. (over RF link for remotes)

         Teligent - Hughes Equipment Purchase Agreement - Attachment 1

            o      Security Management:

                   Each operator is assigned a user name and a password.

                   Operator profiles can be created and stored in EMS.

            o      Report generation

                   Configuration reports by hub, sector and remote

            o Safety and FCC certifications/authorizations. These include applicable UL and FCC certifications/authorizations.

            o MTBF: [redacted]. For all other HNS Deliverables, HNS will provide MBTF figures such that individual components and complete systems will meet or exceed the parameters in this Agreement.

RELEASE - 2.0  (General Availability Date:  [redacted])

            o      Release-1 functionality

            o      Full [redacted] functionality

            o      [redacted] sector antennas to be available

                   [redacted]

                   [redacted] modulation supports the bandwidth necessary to carry up to [redacted] over the air in [redacted] mode.

            o      [redacted] multiplexer at the hub [redacted]

                   Total bit rate is [redacted] at hub interface.

                   In [redacted] Mode: [redacted] are occupied.

                   All traffic multiplexed into a [redacted] can be handled. Any number of [redacted] is supported, from [redacted] by configuration.

                   Specifications

                   Line impedance: [redacted]

                   Cable type: [redacted]

            o      [redacted] interface (at the remote)

                   QAM Mode: [redacted] are occupied.

         Teligent - Hughes Equipment Purchase Agreement - Attachment 1

            o      [redacted] remote interface.

            o      [redacted]

            o      [redacted] Function at the remote.

                   Up to [redacted] (from [redacted]) are supported at a single remote site. The combined [redacted] and [redacted] are multiplexed onto one [redacted]. A Fiber Extender Module will be used at the [redacted] and at the [redacted] for connection. The [redacted] shall support both [redacted] over one [redacted]. [redacted] shall offer a total of [redacted].

            o      Network Management:

            o      Operator Paging

                   An operator can be paged based on a pre-defined failure mode. Paging profiles can be stored in a database.

            o      Hierarchical map

                   Hub and remotes can be viewed using the network hierarchy. This allows an operator to view the network differently compared to using screens.

            o      Local management

                   A PC can be connected to a hub or a remote [redacted] for monitoring purposes.

            o      SNMP interface to EMS from the NOC

                   Potentially this interface can be used for Billing, Provisioning and Alarm interfaces. This requires discussions with Teligent to define the interfaces.


RELEASE - 3  (General Availability Date:  [redacted])

Full functionality for Release 3 is not finalized at present. HNS will work closely with Teligent to prioritize and address Teligent's requirements. The current plan for availability of this release is end of [redacted]. The features required in this release shall be finalized by [redacted]. At present, only one feature is identified for this release.

            o      Release-2 functionality

            o      [redacted]

            o      [redacted]

         Teligent - Hughes Equipment Purchase Agreement - Attachment 1

                  A [redacted] functionality is to be made available in Release 3. This [redacted] algorithm shall be based on [redacted]. It will be on a per radio basis.

            o     [redacted]

                  A [redacted] capability for customer connections utilizing [redacted] connectivity. Bandwidth over the air shall be [redacted]. This applies to all [redacted] interface types, including: [redacted].

         Teligent - Hughes Equipment Purchase Agreement - Attachment 1

                                     Prices

                             Section 1: UNIT PRICES

Listed below are 1) the Deliverables which may be purchased by Teligent from time to time as specified in the Definitive Agreement, 2) the configuration, and
3) the per unit base pricing.

Any changes will only be upon mutual agreement, in writing, and the Parties will so amend this Attachment to conform to the agreed upon changes.

PRICES FOR SUBSCRIBER UNITS (TASs):

         Subscriber Unit consisting of Antenna, [redacted]         [redacted]

Note: Requires an [redacted] for service provision. If an [redacted] is to be added then it requires a [redacted], which will occupy an SSI slot, to connect to an [redacted]. The [redacted] will have either 110 VAC or -48 VDC power supply.

EXPANSION MULTIPLEXER FOR COMMERCIAL SUBSCRIBER UNITS:

         Expansion Unit consisting of Common Equipment and Power
         Supply                                                    [redacted]

Note: Requires a pair of [redacted] one at the main [redacted] and second one at the [redacted]. The [redacted] will have [redacted] slots, [redacted] for [redacted] and other [redacted] for SSIs. The price for [redacted] interface card is given in sub section E.

PRICES FOR HUB RADIOS:

         Hub Radio consisting of Antenna, [redacted] and [redacted] for network management connection[redacted]

Note: Requires either a [redacted] or an [redacted] for [redacted] mode or [redacted] for [redacted] mode. To support dual mode to connect to the transmission equipment at the Hub [redacted] both [redacted] and [redacted] or [redacted] and [redacted] cards will be required.

PRICE FOR HUB COMMON EQUIPMENT

         Rack Assembly [redacted]                                  [redacted]

         Hub LAN Router and 56k modem                              [redacted]

         This router will connect all Hub [redacted] via Thinnet or Ethernet and have POTS interface for dial up access. It will also do PPP to/from IP conversion. This router is required to provide dial-up access to [redacted] and to provide inter [redacted] communications for redundancy switching.

PRICES FOR INTERFACE CARDS

         Teligent - Hughes Equipment Purchase Agreement - Attachment 1

         [redacted] card is [redacted] compliant [redacted] (see Item 14, Attachment 2).

         [redacted]                                                [redacted]

         [redacted]                                                [redacted]

         [redacted]                                                [redacted]

         Octal Universal card [redacted] capable, [redacted] interface)

                   (for delivery period of year 1)                 [redacted]

                   (for delivery period of year 2 and beyond)      [redacted]

         [redacted]                                                [redacted]

PRICES FOR  ELEMENT MANAGEMENT SYSTEM

         OMC can be deployed to provide remote management either on a network basis or clusters of Hubs. The hardware/software platform priced below supports 1500 Network Elements.

         Hardware Platform                                         [redacted]

         Software                                                  [redacted]

         Printers (2)                                              [redacted]

         X-terminals (operator consoles)                           [redacted]

         Terminal Server                                           [redacted]

NETWORK MANAGEMENT SOFTWARE:

         Element Management System (EMS) one time license Fee     [redacted] per
    for both Subscriber and Hub radio.                            [redacted]

PRICES FOR [redacted] REDUNDANCY

Required for only [redacted] mode for the interim period (to be used with the [redacted] at the [redacted]). This external switch provides up to 1:4 (four primary + 1 back up) redundancy across multiple Hub Terminals in a single sector. It is priced in (i) below. Price for a TN with four sectors sized for up to 1:4 redundancy each is as given in (ii) below.

         Redundancy switch for single sector, up to 1:4 redundancy [redacted]

         Redundancy switch for four sectors (up to 1:4 per sector) [redacted]

         Teligent - Hughes Equipment Purchase Agreement - Attachment 1

PRICES FOR POTS:

         An external access device will be used to provide POTS functionality. This device will interface with the [redacted] via [redacted] ports. 24 POTS lines will be supported per [redacted] interface in an uncompressed format. UPS or battery back up for POTS access node is not included in these prices.

  12 POTS line access node, 1 [redacted] interface to [redacted]      [redacted]

  24 POTS line access node, 1 [redacted] interface to [redacted]      [redacted]

  36 POTS line access node, 2 [redacted] interfaces to [redacted]     [redacted]

  48 POTS line access node, 2 [redacted] interfaces to [redacted]     [redacted]

2:1 local concentration at the POTS unit can be provided using TR-08. This would save 1 T1 interface for other services.

  36 POTS line access node, 1 [redacted] interfaces to [redacted]     [redacted]

  48 POTS line access node, 1 [redacted] interfaces to [redacted]     [redacted]

PRICES FOR BATTERY BACKUP:

         [redacted] site.

(These battery back up system is sized for a nominal case [redacted] which has 4 redundant sectors, total of 8 [redacted] consuming a total of 1200 watts + additional 300 watts for mux and LAN router. The rectifiers are capable of fully recharging the depleted batteries in less than 48 hours. The batteries are sized for [redacted]. The rack housing the batteries and rectifiers is of 23" x 23" x 84"H and assuming 1" aisle spacing both in front and back will have ~80 lb/sqft load)

         Price for the DC power supply (1500 watts, -48 VDC) and battery backup
         system, including rack and battery tray.                     [redacted]

         [redacted] site.

         Battery back up for [redacted]                               [redacted]
         (190 watts, -48 VDC, [redacted], 48 hour recharge time, stand alone unit)

This wattage will support the POTS access unit if it is co-located otherwise it may need to be backed up separately.

PRICES FOR MULTIPLEXING AT THE [redacted]

         Hughes Network Systems is in the process of doing a high level design for a low cost solution to provide multiplexing and redundancy at the

         Teligent - Hughes Equipment Purchase Agreement - Attachment 1

         [redacted] for both [redacted] and [redacted] modes. For the nominal size [redacted] (4 sectors, 1:1 redundant ) HNS guarantees the following Not to Exceed pricing for the multiplexing function:
                   -------------
     1.  [redacted], 4 Sector, 1:1 redundancy, 1 [redacted] Output:   [redacted]

     2.  [redacted], 4 Sector, 1:1 redundancy,  1 [redacted] Output:  [redacted]

         (Note: HNS, at its discretion, may apportion the costs to other parts within the [redacted] but the total price of this nominal configuration will not exceed the total price based on the current pricing structure)

         This solution will be available starting [redacted]. If the [redacted] solution is not available at [redacted] between [redacted] and [redacted], TELIGENT shall be entitled to dollar for dollar equipment credits, to be used for prospective purchases, for all [redacted] multiplexors purchased in that 90-day period in the amount of [redacted].

In the interim period HNS offers the following options for the multiplexing:

[redacted] Multiplexor:

The [redacted] will be used to multiplex [redacted] from the Hub [redacted] and connect to the network via one or more [redacted] ports. In the configuration quoted below, the [redacted] will meet the Teligent requirement of not having a single point of failure in the traffic path both on the input and output ports (except as noted on Feature 4 on Attachment 2).

         Pricing for the [redacted], per the configuration below:
         [redacted]

This configuration will be able to support a 4-sector Hub with each sector having redundant radios [redacted], and provide a concentration of 4:1, with 4 [redacted] inputs mapped to one (1) [redacted] output with 1:1 redundancy supported on all modules.

            o 12-slot [redacted] shelf with -48V dc supply, fan unit, and maintenance interface card with a 1:1 backup redundant power supply and maintenance interface card.

            o Four (4) [redacted] interface modules to interface to the Hub [redacted], configured with a 1:1 redundancy

            o     One (1) [redacted] output port with a 1:1 redundancy.

[redacted] Multiplexor:

Two options are offered. HUGHES reserves the right to request and obtain mutual agreement for the selection of a third option not specified below, so long as such option offers substantially similar functionality and no increase in price to TELIGENT. If the Parties do select an option other than one of the options listed below, HUGHES will include all support costs of network management in the selected option with no increase in price. Only one option will be selected.

Option 1: HNS [redacted]

         Teligent - Hughes Equipment Purchase Agreement - Attachment 1

The first option using [redacted] switch meets Teligent requirement of not introducing a single point of failure in the traffic path.

 [redacted] is a high availability carrier class switch. In addition to providing the required concentration across sectors and the required redundancy function this switch can be used by Teligent to build a distributed backbone connecting a number of [redacted] within a Metropolitan Area or across an entire market ( Wide Area Network ). This backbone can also be a very cost effective outer tier of a two tier backbone architecture.

This ATM switch will be used to multiplex [redacted] from the Hub [redacted] and connect to the network via one or more [redacted] or [redacted] ports. It is also used to provide redundancy for the Hub [redacted]. This mux offers a fully redundant package that has no single point of failure; it offers multi-level of protection both for common equipment including switch fabric and for I/O paths. Additionally, it supports both 1:1 and 1:n redundancy for the HTs. Some example cases and pricing for them are given below. These examples are chosen to represent Teligent nominal scenarios. In the [redacted] common equipment there is 1:1 redundancy for power box (supply and feed), 1:1 redundancy for Switch Control Module, 1:n redundancy for the switch fabric as well for the fans in the fan tray. I/O details are as given below:

         (i)      [redacted] sectors, 1:1 redundant solution     [redacted]
                                                                 (total[redact
                                                                 ed] ports
                                                                 supporting
                                                                 four 1:1
                                                                 feeds to
                                                                 [redacted]
                                                                 and total of
                                                                 [redacted]
                                                                 ports
                                                                 supporting two
                                                                 1:1 feeds
                                                                 from Network)

         (ii)     [redacted] sectors, 1:1 redundant solution     [redacted]
         (total [redacted] ports supporting eight 1:1 feeds to [redacted] and total of [redacted] ports supporting two
         1:1 feeds from Network)

         (iii) [redacted] sectors, 2:1 redundant solution        [redacted]
         (total [redacted] ports supporting four 2:1 feeds to [redacted] and total of [redacted] ports supporting two
         1:1 feeds from Network)

         (iv)     [redacted] sectors, 3:1 redundant solution     [redacted]
         (total [redacted] ports supporting four 3:1 feeds to [redacted] and total of [redacted] ports supporting two
         1:1 feeds from Network.

         This solution requires [redacted] option, addition of 2nd common equipment)

         Teligent - Hughes Equipment Purchase Agreement - Attachment 1

Option 2: [redacted] Switch

The second option using [redacted] switch does not meet Teligent requirement of not introducing a single point of failure in the traffic path as the switch fabric used in it is non-redundant. An [redacted] multiplexor will be used to multiplex [redacted] from the Hub [redacted] and connect to the network via one or more [redacted] or [redacted] ports. This mux will support four sectors 1:1, four sectors 1:2, four sectors 1:3 and eight sectors 1:1 redundancy schemes. It has total [redacted] input ports (thus providing 1:1 redundancy for [redacted] connections) and total of [redacted] (or [redacted]) output ports which can be configured for 1:1 or up to 1:3 redundancy. This mux has a single point of failure in the switch fabric and thus does not meet Teligent's requirement of no single point of failure in the traffic path at the [redacted].

         (i)      [redacted] sectors, 1:1 redundant solution     [redacted]
         (total [redacted] ports supporting four or eight 1:1 feeds to [redacted] and total of [redacted] ports supporting two 1:1 feeds from Network)

         (ii)     [redacted] sectors, 2:1 redundant solution     [redacted]
         (total [redacted] ports supporting four 2:1 feeds to [redacted] and total of [redacted] ports supporting two
         1:1 feeds from Network)

         (iii) [redacted] sectors, 3:1 redundant solution        [redacted]
         (total [redacted] ports supporting four 3:1 feeds to [redacted] and total of [redacted] ports supporting two
         1:1 feeds from Network.

         Teligent - Hughes Equipment Purchase Agreement - Attachment 1

SECTION 2.0
                                NOTES TO PRICING

The following items are not included in the Pricing.

A0   SUBSCRIBER
         (i)  *IFL cable to connect [redacted]
         (ii)  Option for DC Primary Power
         (iii)*Custom Subscriber Antenna Mounting Kit, if required (standard pole mount is included)
         (iv) *Custom Installation Tools, if required (standard tools included)
         (v) Local Craft Terminal (vi) Cables for subscriber connection (vii) Custom Antenna mounting kit, if required

B0   [redacted]
         (i)  *Cable(s) required to interconnect [redacted]
         (ii)  UPS or Battery systems

C.  HUB
         (i)  *IFL cables to connect [redacted] and [redacted]
         (ii)  Miscellaneous RF and other Test Equipment
         (iii) Site Monitoring (A.C., entry, fire, etc.)
         (iv) *Interconnect cables
         (v) Any adapters or converters required to interface with transmission or backhaul equipment
         (vi) Timing reference source (assumption: the transport network equipment will provide it)

* HNS can quote prices and supply once standard configurations are finalized.

          Teligent - Hughes Equipment Purchase Agreement - Attachment 2


        Attachment 2 - Critical Product Requirements Development Schedule

[redacted]

          Teligent - Hughes Equipment Purchase Agreement -Attachment 3


                      Attachment 3 - Maintenance Agreement

                                                                 SECTION 1.0
                                                       SCOPE AND DEFINITIONS

34.   SCOPE

This Exhibit defines work to be performed by HNS to provide System Support Services to TELIGENT and TELIGENT's operational and maintenance designees (collectively, hereinafter referred to as "TELIGENT"). This Agreement supplements the one between the Parties for Teligent's purchase of Hughes equipment ("Definitive Agreement"), dated December ___, 1998. The terms of the Definitive Agreement shall control in the event of a conflict between this agreement and the Definitive Agreement

35.   DEFINITIONS

         36.   System Support Services

System Support Services are those services performed by HNS during the Warranty Period and Extended Warranty Period(s), as applicable, for each System and System component. The System Support Services described herein shall be performed in an identical fashion under both warranty and extended warranty (except as otherwise described in Section 3.4.3 (Shipping) below). They include the following categories of service which are further described herein: (i) Factory Repair and Return services, (ii) Technical Assistance Center (TAC) Support Services, (iii) Software Maintenance and Support, (iv) On-Site Support and (v) Emergency FRU Replacement.

         37.   Problem

A Problem is any failure or fault of the System or any part thereof to perform according to the Specifications, Documentation and any other agreed upon specifications or requirements. Problems will be characterized as Critical Problems, Major Problems or Minor Problems as defined below. The classification of a given Problem may change as corrective actions partially restore System functionality.

         38.   Critical Problem

A Critical Problem is where the Problem(s) causes a System (or any part thereof) failure or fault (partial failure) resulting in either (i) loss of service or degraded service on a repeated or continuous basis or (ii) an impaired ability to provision, manage or maintain services on a real-time basis.

         39.   Major Problem

           Teligent - Hughes Equipment Purchase Agreement -Attachment 3


A Major Problem is one in which such Problem(s) causes a System (or part thereof) failure or fault (partial failure) which results in loss of service level functionality resulting in either (i) degraded service on an intermittent basis or (ii) an impaired ability to provision, manage and maintain services on a real-time basis.

         40.   Minor Problem

A Minor Problem is where the Problem(s) causes a System (or part thereof) failure or fault (partial failure) that does not affect service level functionality but does cause a minor operator inconvenience.

         41.   FRU

Field Replaceable Units (FRUs) include those of components, modules, or subassemblies of equipment mutually agreed to by the parties as field replaceable.

         42.   Response

First callback to TELIGENT from an HNS technical support engineer after TELIGENT's initial call to Technical Assistance Center (TAC).

         43.   Response Time

Response Time is the elapsed time between TELIGENT's initial call reporting a Problem to the TAC and the completion of the Response.

         44.   Other Definitions

Other capitalized terms have the meaning given them in the Definitive Agreement. References to "System," "Equipment," or "equipment" herein shall mean the Deliverables provided under the Definitive Agreement.

                                   SECTION 2.0
                        TECHNICAL ASSISTANCE CENTER (TAC)

45.   TAC AVAILABILITY

         46. HNS will provide Technical Assistance Center support to TELIGENT 24 hours a day, 7days a week, 365 days a year. The TAC will be the interface between TELIGENT and HNS for System Support Services. The System Support Services that will be performed by the TAC are described in this Exhibit.

           Teligent - Hughes Equipment Purchase Agreement -Attachment 3

         47. The TAC will provide single-point-of-contact administration for all System Support Services. The TAC will log all service calls, track their status, inform TELIGENT of the call status upon TELIGENT's request, and will coordinate all aspects of the System Support Services.

         48. TELIGENT will reasonably comply with the System Support Services administrative and technical procedures provided by HNS. Such procedures may be modified from time to time by HNS upon reasonable notice to TELIGENT. Such procedures will not limit, contradict or adversely impact the System Support Services set forth herein.

49.   RESPONSE TIMES

HNS will provide a Response to TELIGENT in compliance with the following intervals:

 o  Critical Problems - TAC calls initiated during HNS normal business
    hours:   [redacted].

 o Critical Problems - TAC calls initiated outside HNS normal business hours: within [redacted].

 o Major Problems - TAC calls initiated during HNS normal business hours: within [redacted].

 o Major Problems - TAC calls initiated outside HNS normal business hours: within [redacted].

 o Minor Problems - TAC calls initiated during HNS normal business hours: within [redacted]

 o  HNS' normal business hours are Monday - Friday, 8:30 a.m. - 5:30 p.m. EST.

                                   SECTION 3.0

 TAC support services; factory repair and return; software maintenance and support; on-site support; emergency FRU replacement

50.   TAC ASSISTANCE

The TAC will provide technical assistance, via a USA Domestic toll free (800) number, to TELIGENT's designated operational and maintenance personnel. Requests for support that do not require immediate assistance can also be made via facsimile and electronic mail. Tasks that will be performed by the TAC will include:

     o   Help TELIGENT resolve operational problems

     o Help TELIGENT with fault isolation and problem determination for Systems

          Teligent - Hughes Equipment Purchase Agreement -Attachment 3

     o Provide remote diagnostic support via a dial-up connection to TELIGENT's equipment where provided

     o   Explain Documentation

     o Administer System Support Services, including logging calls, tracking status, making status available, and coordinating all aspects of System Support Service

     o   Coordinate escalation and engineering support

     o Coordinate FRU return materials authorizations via the HNS Customer Service Material Return Center

     o Provide emergency FRU replacement service via coordination with the HNS Customer Service Material Return Center

     o Provide third-party maintenance when covered under the System Support Service (such services to be performed by underlying third party manufacturer)

     o Accept requests for System Support Services from TELIGENT's authorized personnel as updated from time to time by TELIGENT

     o   Provide System Release Notices

     o   Provide Software version updates and new releases

     o   Provide Documentation updates

     o   Provide TAC Bulletins and Customer Service Bulletins

51.   PROBLEM RESOLUTION

As potential Problems are identified by TELIGENT, TELIGENT will be asked for an initial classification using the above definitions (i.e., Critical, Major and Minor). The TAC will provide a Response to TELIGENT based upon such classification and will create a trouble log entry and commence fault isolation and Problem determination procedure.

         52.   Critical Problem

If a Problem is a Critical Problem, HNS will use reasonable best efforts to restore full System functionality via a software patch, by providing an operational workaround, by changing a database, by suggesting that Equipment

          Teligent - Hughes Equipment Purchase Agreement -Attachment 3

components be replaced, or by some other method. HNS personnel, with TELIGENT permission, may attempt to dial in to the System to identify the cause of the Critical Problem. Should the Critical Problem continue and HNS cannot simulate or recreate or otherwise identify the cause of the Problem at HNS' facility, HNS will dispatch a qualified maintenance engineer to travel to TELIGENT's site. The designated HNS maintenance engineer shall remain on-site and dedicated to TELIGENT until such time as the Critical Problem is either resolved or downgraded to a Major Problem. HNS' TAC will continue telephone assistance, as required, during the duration of Problem resolution.

If the Critical Problem resolution shows that the Problem which resulted in on-site support was not caused by Equipment or Software provided by HNS, or if HNS demonstrates that TELIGENT has not maintained the Equipment in accordance with the Documentation, or TELIGENT has not reasonably followed the System Support Services administrative and technical procedures provided by HNS, then TELIGENT will pay HNS for the site visit at HNS standard rates and any related out of pocket expenses.

         53.   Major Problem

If a Problem is a Major Problem, HNS will attempt to restore full System functionality via a software patch, by changing a database, by suggesting that Equipment components be replaced, or by some other method. HNS personnel, with TELIGENT permission, may attempt to dial in to the System to identify the cause of the Major Problem. Should a software patch, if required and requested, not be provided within [redacted] of Response and HNS cannot simulate or recreate or otherwise identify the cause of the Problem at HNS' facility, HNS will dispatch, at TELIGENT's request, a qualified maintenance engineer to travel to TELIGENT's site. The designated HNS maintenance engineer shall remain on-site and dedicated to TELIGENT until such time as the Major Problem is either resolved or downgraded to a Minor Problem. HNS' TAC will continue telephone assistance, as required, during the duration of Problem resolution.

If the Major Problem resolution shows that the Problem which resulted in on-site support was not caused by Equipment or Software provided by HNS, or if HNS demonstrates that TELIGENT has not maintained the Equipment in accordance with the Documentation, or TELIGENT has not reasonably followed the System Support Services administrative and technical procedures provided by HNS, then TELIGENT will pay HNS for the site visit in accordance with HNS standard rates and any related out of pocket expenses.

         54.   Minor Problem Resolution

For Minor Problems, HNS will provide a Response to TELIGENT within [redacted]. The fix for the Minor Problem, if software related, will be provided either as a patch or permanent fix in a software maintenance release, version update or major release on a mutually agreed to schedule.

         55.   Escalation

          Teligent - Hughes Equipment Purchase Agreement -Attachment 3

TAC management will review the status of each Problem which exceeds the intervals set forth above (i.e. Response intervals, software patch intervals) for each Problem classification. The TAC will obtain additional HNS resources as appropriate to accelerate Problem resolution. The TAC will escalate to more senior levels within the organization and will obtain support from the engineering development teams as appropriate to accelerate Problem resolution.

3.1  FACTORY REPAIR AND RETURN SERVICE

         56.   Optional Repair or Replace

HNS will, at its option, repair or replace defective FRUs which have been delivered by TELIGENT to HNS' Customer Service Material Return Center (MRC). Equipment replacement will be coordinated through the HNS Customer Service Material Return Center. Normal hours for the Material Return Center are 7 AM to 5 PM, Monday - Friday (Eastern Time). Emergency Sparing, as described in Section 3.11, is available 24 hours per day, 365 days per year.

         3.1.1    Procedures

TELIGENT will return failed FRUs to HNS' Customer Service Material Return Center following the reasonable procedures established by the MRC. HNS will repair or replace TELIGENT returned FRUs, bringing the repaired or replaced FRU to the latest hardware revision level when such revision represents a functional improvement , and return a repaired or replaced FRU to TELIGENT within 45 days of receipt by HNS.

         57.   Shipping

HNS will supply TELIGENT with any required specialized shipping instructions ( HNS will be shipping in re-useable packaging for the FRUs) to ensure further damage to Equipment does not occur during shipping. While Equipment is under warranty (i.e., during the Warranty Period), HNS will pay for shipment of failed and repaired or replaced Equipment in both directions. During the Extended Warranty Period, TELIGENT will pay for shipping of failed Equipment to the HNS Customer Service Material Return Center, and HNS will pay for shipping of repaired or replaced Equipment.

         58.   Warranty

The repaired or replacement FRU will be warranted for [redacted] after shipment or the remainder of the original Warranty Period, whichever is greater.

         59.   Non-FRU Repairs

          Teligent - Hughes Equipment Purchase Agreement -Attachment 3

At TELIGENT's request, HNS will provide and install replacements for failed HNS-provided non-FRU equipment (i.e. cables, backplanes), including equipment manufactured by third parties. HNS will perform such services at its standard rates plus the cost of parts, if any.

60.   CUSTOMER REQUESTED CALL OUT SERVICE

At TELIGENT's request, an experienced System maintenance engineer will travel to TELIGENT's site to provide on-site support services. This support is to be made available on a mutually agreeable schedule, at HNS standard rates as specified in Exhibit 5 for such services.

61.   SYSTEM RELEASE NOTICES

HNS will send System Release Notices to TELIGENT from time to time. System Release Notices will provide information about upcoming new System features and new System releases and versions. Notices will be provided in advance of releases to allow TELIGENT time for planning and evaluation.

3.2  SOFTWARE MAINTENANCE

HNS will, from time to time, issue Software version updates and new releases. These will be sent out to fix problems, provide improved operational performance, or to remain current with the latest release of embedded third-party software. These releases and version updates will be provided subject to the terms of the Definitive Agreement. TELIGENT will upgrade to the current version of the Software within 1 year of each release or upgrade such that at no time will the Software version deployed by TELIGENT be more than one year behind the latest HNS release. Updates to the latest release may be required to correct a software defect. The upgrade path may require loading an intermediate release if TELIGENT is more than one release behind.

62.   DOCUMENTATION UPDATES

HNS will provide updates to the standard Documentation, including any required updates to third-party equipment or software documentation. Updates will be provided with all new major releases of the software. HNS will provide preliminary software Documentation updates with the related System Release Notice.

3.3  TAC AND CUSTOMER SERVICE BULLETINS

HNS will issue TAC and Customer Service Bulletins from time to time to notify System operators of Problems found in the System along with steps to work around these Problems. TAC Bulletins provide technical information associated with the

          Teligent - Hughes Equipment Purchase Agreement -Attachment 3

operation of the System. Customer Service Bulletins are provided to provide information associated with services provided by the TAC. HNS may also issue TAC Bulletins from time to time to provide additional information, not in the current Documentation, that will make operation of the System easier. HNS will incorporate information in the TAC Bulletins into the next update of the Documentation.

3.4  CONFIGURATION CONTROL

The TAC will maintain accurate records of Equipment including assembly number, hardware revision level delivered to each market, and software version and patch delivered to the NOC and EMS. These records do not include TELIGENT's databases.

3.5  SERVICE LIMITATIONS

HNS will not be obligated to provide Services if HNS demonstrates that the Equipment to be serviced is not reasonably accessible or that conditions at the Equipment site are unsafe. In such an event, TELIGENT will promptly provide access or correct the safety problem. Upon correction of the safety problem, HNS will promptly provide the Services.

3.6  EMERGENCY SPARING

As the Parties shall mutually agree.

                                   SECTION 4.0
                            CUSTOMER RESPONSIBILITIES

4.1  FAULT ISOLATION AND PROBLEM DETERMINATION

TELIGENT will maintain NOC personnel and regional maintenance technicians who have received HNS training on the operations and maintenance of the Equipment. TELIGENT NOC personnel and maintenance technicians will be on call for trouble management and will be available on-site at EMS, hub, and subscriber locations to assist TAC personnel in problem diagnosis as required.

TELIGENT is responsible for day to day operation of the Equipment to include operation, maintenance and configuration of System databases, proactive network monitoring and traffic analysis, observing and responding to network events and alarm messages, and initial identification of Problems. After TELIGENT performs initial troubleshooting procedures and is unable to clear a Problem, TELIGENT will call TAC to report the Problem.

4.2  PERSONNEL ACCESS TO CUSTOMER EQUIPMENT

TELIGENT hereby grants HNS and HNS authorized representatives reasonable access to TELIGENT sites for the purpose of providing Services. HNS will comply with TELIGENT's security regulations and procedures for site access.

          Teligent - Hughes Equipment Purchase Agreement -Attachment 3

4.3  DIAL-UP ACCESS TO CUSTOMER EQUIPMENT

TELIGENT will provide necessary dial-up facilities at its' NOC and will allow qualified HNS personnel, if requested by the TAC, to access TELIGENT's Equipment via a dial-up telephone line. TELIGENT will permit HNS personnel to troubleshoot the System via the dial-in consoles. Such troubleshooting may include temporary operation of the Equipment upon authorization by TELIGENT. To the extent dial-up access is required, HNS' obligations hereunder are subject to the availability of this access. HNS dial-up access will be secured by means of dial-back modems or other suitable security method.

4.4  CUSTOMER SYSTEM SUPPORT MANAGER

TELIGENT will identify to the TAC a limited number of TELIGENT personnel authorized to request System Support Services from HNS. TELIGENT will identify to HNS a single executive who is responsible for operation of the network.

4.5  OPTIONAL SERVICES

Re-certification Of Equipment

If, upon commencement of Service under this Agreement, any Equipment is not currently under warranty from, or a prior extended warranty with, HNS, then HNS will inspect such Equipment and perform such repair or maintenance as may be required to put the Equipment into acceptable operating condition and TELIGENT will pay HNS for such inspection, repair and maintenance at the established rates and charges for TELIGENT Requested Call Out Service plus the prevailing price for required parts.

4.6  UTILITY ACCESS

TELIGENT will provide HNS access to electrical power, water, and other utilities, and free telephone and fax access to the TAC where feasible. TELIGENT will also provide, upon HNS' request, toll free telephone access from NOC and EMS sites to facilitate fault isolation. HNS maintenance personnel on site at TELIGENT's location shall carry cellular telephones for use from rooftops or other Equipment locations where phone service is not available for communication with TAC, NOC or other HNS technical support/engineering personnel.

4.7  OPERATING ENVIRONMENT

TELIGENT will maintain minimum site-environment conditions, as specified in the Documentation.

4.8  PURCHASE OF SPARES

          Teligent - Hughes Equipment Purchase Agreement -Attachment 3

TELIGENT will purchase and maintain an inventory of spares, based in part on HNS recommendations.

4.9  EQUIPMENT TAGS

TELIGENT will not place or affix any permanent type of identification or permanent accounting mark or tag on any FRU that may have to be returned to HNS for repair or replacement.

                                   SECTION 5.0
                        SYSTEMS SUPPORT SERVICES PRICING

-------------------------------------- -----------------------------------------
Category I                        |Annual price shall be equal to [redacted] per
TAC                               |year of the price of all Equipment delivered
Problem Resolution                |to TELIGENT, calculated at the end of each
System Release Notices            |quarter, plus [redacted] per Element Manager
TAC and Customer Service Bulletins|for Software maintenance; provided, however,
Configuration Control             |that for Equipment to be Accepted by
Emergency Sparing                 |TELIGNT, such Equipment shall not be included
On-site Support                   |in the calculation of this price until it has
Software Maintenance and Support  |been Accepted.
Documentation Updates             |
--------------------------------------------------------------------------------
Category II                       |Annual price shall be [redacted] of price of
Factory Repair and Return         |all Equipment delivered to TELIGENT for which
                                  |warranty period has expired, calculated at
                                  |the end of each quarter
----------------------------------------------------------- --------------------

                                   SECTION 6.0


Article 19 - Miscellaneous of the Definitive Agreement is incorporated herein by this reference.

IN WITNESS WHEREOF, each of the Parties hereto have caused this Agreement to be duly executed by their authorized representatives and to be effective as of the date first above written.

TELIGENT, INC.                                    HUGHES NETWORK SYSTEMS

                                                  A HUGHES ELECTRONICS COMPANY

By:                                               By:
     Name:                                            Name:
     Title:                                           Title:
     Address:                                         Address:

          Teligent - Hughes Equipment Purchase Agreement -Attachment 3

                                                    70

                      Attachment 4 - Responsibility Matrix

<to be developed mutually; will be a detailed division of responsibility, along the lines of those developed for the cellular environment>

                    Attachment 5 - Acceptance Test Procedures

<to be developed mutually>

                      Attachment 6 - Sample Purchase Order

<supplied by Hughes separately>

                 Attachment 7 - HUGHES Quality Management System

<to be supplied by Hughes>

[redacted]




























                                       70